Exhibit 10.3

NOTE PURCHASE AGREEMENT
among
BRAVO DEVELOPMENT, INC.
as Borrower,
BRAVO DEVELOPMENT HOLDINGS LLC,
and
THE DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,
THE PURCHASERS PARTIES HERETO,
and
GOLUB CAPITAL INCORPORATED,
as Administrative Agent,
Dated as of June 29, 2006
$27,500,000
13.25% SENIOR SUBORDINATED SECURED NOTES
DUE DECEMBER 29, 2012

THIS AGREEMENT IS SUBORDINATED TO THE PRIOR PAYMENT AND SATISFACTION IN CASH OF ALL SENIOR INDEBTEDNESS, AS DEFINED IN THE INTERCREDITOR AGREEMENT DATED AS OF JUNE 29, 2006, AS THE SAME MAY BE AMENDED, MODIFIED, RESTATED OR SUPPLEMENTED FROM TIME TO TIME, TO THE EXTENT, AND IN THE MANNER PROVIDED IN SUCH INTERCREDITOR AGREEMENT.

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(continued)

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(continued)

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(continued)

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(continued)

Schedules

Schedule 1.1(a)	Existing Investments
Schedule 1.1(b)	Existing Liens
Schedule 1.1(c)	Scheduled Financial Information
Schedule 2.1(a)	Purchasers
Schedule 2.1(c)	Form of Note
Schedule 2.3	Fees, Costs and Expenses
Schedule 3.11(a)	Subsidiaries
Schedule 3.11(b)	Capitalization
Schedule 3.14	Intellectual Property
Schedule 3.16(a)	Location of Real Property
Schedule 3.16(b)	Location of Collateral
Schedule 3.16(c)	States of Incorporation, Chief Executive Offices, etc.
Schedule 3.18	Labor Matters
Schedule 3.20	Material Contracts
Schedule 3.21	Insurance
Schedule 3.28	Certain Transactions
Schedule 3.30	Small Business Concern
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(i)	Form of Solvency Certificate
Schedule 4.1(u)	Adjusted Run Rate EBITDA
Schedule 5.2(b)	Form of Officer’s Compliance Certificate
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1(b)	Existing Indebtedness
Schedule 6.12	Existing Sale Leaseback Transactions
Schedule 9.6(c)	Form of Transfer Supplement

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     NOTE PURCHASE AGREEMENT, dated as of June 29, 2006, among BRAVO DEVELOPMENT, INC., an Ohio corporation (the “Borrower”), BRAVO DEVELOPMENT HOLDINGS LLC (“Holdings”), a Delaware limited liability company, and each of those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (together with Holdings, collectively the “Guarantors” and individually a “Guarantor”), the purchasers from time to time parties to this Note Purchase Agreement (collectively the “Purchasers” and individually a “Purchaser”), and GOLUB CAPITAL INCORPORATED, a New York corporation, as administrative agent for the Purchasers hereunder (in such capacity, the “Administrative Agent” or the “Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower has requested that the Purchasers make loans and other financial accommodations to the Borrower in the amount of up to $27,500,000, as more particularly described herein;
     WHEREAS, the Purchasers have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms.
     As used in this Note Purchase Agreement, terms defined in the preamble to this Note Purchase Agreement have the meanings therein indicated, and the following terms have the following meanings:
     “Acquisition” shall mean the recapitalization of the Borrower pursuant to the Acquisition Documents.
     “Acquisition Documents” shall mean the Purchase Agreement and any other material agreement, document or instrument executed in connection with the foregoing (other than the Senior Debt Documents and the Note Purchase Documents), in each case as amended, modified or supplemented from time to time.
     “Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

     “Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Note Purchase Agreement and any successors in such capacity.
     “Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agreement” or “Note Purchase Agreement” shall mean this Note Purchase Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with its terms.
     “Applicable Cash Percentage” shall have the meaning set forth in Section 2.5(c).
     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Bankruptcy Event” shall mean any of the events described in Section 7.1(f).
     “Board Observer” shall have the meaning set forth in Section 5.17.
     “Borrower” shall have the meaning set forth in the first paragraph of this Note Purchase Agreement.
     “BRS Management Agreement” shall mean the Management Agreement dated as of the Closing Date between the Borrower and Bruckmann, Rosser, Sherrill & Co. L.L.C., as in effect on the date hereof.
     “Business” shall have the meaning set forth in Section 3.10.
     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Calculation Date” means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the financial covenants set forth in Section 5.9(a) (c) on a Pro Forma Basis.
     “Calculation Period” means, in respect of any Calculation Date, the period of four fiscal quarters of the Borrower and its Subsidiaries ended as of the last day of the most recent fiscal quarter of the Borrower and its Subsidiaries preceding such Calculation Date for which the Administrative Agent shall have received (a) the financial statements required to be delivered pursuant to Section 5.1(a) or (b) for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by Section 5.2(b) to be delivered with the financial statements described in clause (a) above.

     “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP; provided that no lease shall be deemed to be a Capital Lease solely as a result of the “continued involvement” of Borrower as such term is used in SFAS 98.
     “Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
     “Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated (or foreign currency fully hedged to the Dollar) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any State of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $250,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (e).
     “Cash Management Agreements” shall mean, with respect to any Person, any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer or other cash management arrangements.
     “CH Management Agreement” means the Management Agreement dated as of the Closing Date between the Borrower and Castle Harlan, Inc., as in effect on the date hereof.

     “Change of Control” shall mean the occurrence of any of the following events:
     (a) (i) the failure of the Sponsors, collectively or individually, to maintain beneficial ownership, directly or indirectly, of the Voting Stock and economic interests of Holdings representing at least 51% of the combined voting power of all Voting Stock and economic interests of Holdings; (ii) Sponsors, collectively or individually cease to possess the power, directly or indirectly, to elect a majority of the members of the board of directors of Borrower and each Subsidiary; (iii) the replacement of a majority of the board of directors of the Borrower over a two-year period from the directors who constituted the board of directors of the Borrower, as applicable, at the beginning of such period, and such replacement shall not (1) have been approved by a vote of at least a majority of the board of directors of the Borrower, then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved, or (2) have been elected or nominated for election by the Sponsors; (iv) the failure of Holdings to own, directly or indirectly, more than 50% of the outstanding Capital Stock of the Borrower; (v) the failure of the Borrower to own, directly or indirectly, all of the Capital Stock and economic interests of each Subsidiary; or (vi) the consummation of an IPO; or
     (b) there shall have occurred (i) under any indenture or other instrument evidencing any Indebtedness in excess of $1,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Holdings or the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein, or (ii) the Borrower’s certificate of incorporation any liquidation, dissolution or winding up of the Borrower, or any consolidation, merger or other event that is deemed to be a liquidation, dissolution or winding up of the Borrower pursuant to the Borrower’s certificate of incorporation.
As used in this definition, “beneficial ownership” shall have the meaning provided in Rule 13d 3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.
     “Closing Date” shall mean the date of this Note Purchase Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other collateral that may from time to time secure the Credit Party Obligations.
     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
     “Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

     “Consolidated Capital Expenditures” shall mean, for any period, all expenditures of the Borrower and its Subsidiaries on a Consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures, including without limitation, Capital Lease Obligations. The term “Consolidated Capital Expenditures” shall not include (a) any Permitted Acquisition or (b) capital expenditures in respect of the reinvestment of proceeds from Recovery Events in accordance with the terms of Section 2.7(b)(vi) of the Senior Credit Agreement as in effect on the date hereof or (c) interest expense incurred during construction of a new Restaurant to the extent required to be capitalized in accordance with GAAP.
     “Consolidated Cash Interest Expense” shall mean, for any period, all cash interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis. Notwithstanding the foregoing, for purposes of calculating Consolidated Cash Interest Expense for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007, Consolidated Cash Interest Expense shall be annualized during such fiscal quarters such that (a) for the calculation of Consolidated Cash Interest Expense as of September 30, 2006, Consolidated Cash Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of Consolidated Cash Interest Expense as of December 31, 2006, Consolidated Cash Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Consolidated Cash Interest Expense as of March 31, 2007, Consolidated Cash Interest Expense for the three fiscal quarter period then ending will be multiplied by one and one third (1 1/3).
     “Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in determining Consolidated Net Income: (i) income taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non cash charges (except to the extent that such non cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary or unusual losses as determined in accordance with GAAP, and other non-recurring or unusual losses or charges reasonably acceptable to the Administrative Agent, (v) Transaction Costs in an aggregate amount not to exceed $7,000,000, (vi) Pre Opening Costs incurred during such period in an aggregate amount not to exceed $475,000 per new Restaurant in any period, (vii) any charges related to Hedging Agreements permitted under Section 6.1(d), (viii) any non-cash charges related to option plans, (ix) management fees paid by the Borrower pursuant to the Management Agreements and permitted under Section 6.14 and (x) any non-cash charges relating to Strategic Partner Plan Appreciation expense less (c) the sum of the following to the extent included in determining Consolidated Net Income: (i) interest income, (ii) cash charges relating to Strategic Partner Plan Appreciation expense and (iii) any extraordinary, non recurring, unusual or non-cash gains. Notwithstanding the foregoing, Consolidated EBITDA for the historical fiscal periods set forth in Schedule 1.1(c) shall be as set forth in such schedule.
     “Consolidated EBITDAR” means, for any period, the sum of (i) the Consolidated EBITDA of the Borrower and its Subsidiaries for such period plus (ii) Consolidated Rental Expense for such period.

     “Consolidated Fixed Charges” shall mean, for any period, the sum of (a) Consolidated Income Cash Taxes for such period, plus (b) Consolidated Cash Interest Expense for such period plus (c) Consolidated Rental Expense for such period, plus (d) Consolidated Scheduled Debt Payments for such period, plus (e) Management Fees payable during such period. Notwithstanding the foregoing, Consolidated Fixed Charges for the historical fiscal periods set forth in Schedule 1.1(c) shall be as set forth in such schedule.
     “Consolidated Fixed Charge Coverage Ratio” shall mean, as of the end of each fiscal quarter of the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDAR for the four fiscal quarter period ending on such date minus Consolidated Maintenance Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period.
     “Consolidated Funded Debt” shall mean, on any date of calculation, Funded Debt of the Borrower and its Subsidiaries on a Consolidated basis.
     “Consolidated Growth Capital Expenditures” shall mean (a) Consolidated Capital Expenditures relating to the construction, acquisition or opening of new Restaurants operated by Borrower and its Subsidiaries after the Closing Date, plus (b) to the extent not included in the calculation of Consolidated Capital Expenditures, Pre Opening Costs, minus (c) any capitalized interest expense included in Consolidated Interest Expense with respect to expenditures described in the foregoing clauses (a) and (b).
     “Consolidated Income Cash Taxes” shall mean, for any period, the aggregate of all income taxes (including, without limitation, any federal, state, local and foreign income taxes) actually paid by the Borrower and its Subsidiaries on a Consolidated basis during such period.
     “Consolidated Interest Expense” shall mean, for any period, the gross interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expense for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007, Consolidated Interest Expense shall be annualized during such fiscal quarters such that (a) for the calculation of Consolidated Interest Expense as of September 30, 2006, Consolidated Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of Consolidated Interest Expense as of December 31, 2006, Consolidated Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Consolidated Interest Expense as of March 31, 2007, Consolidated Interest Expense for the three fiscal quarter period then ending will be multiplied by one and one third (1 1/3).
     “Consolidated Maintenance Capital Expenditures” shall mean, any Consolidated Capital Expenditures that are not Consolidated Growth Capital Expenditures, minus, without duplication, any capitalized interest expense included in Consolidated Interest Expense with respect to such Consolidated Capital Expenditures.
     “Consolidated Net Income” shall mean, for any period, for the Borrower and its Subsidiaries, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis; -provided that there shall be excluded from Consolidated Net Income (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time during such period, (b) the net income (or loss) of any Person that is not a Subsidiary, in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary or Requirement of Law.
     “Consolidated Rental Expense” shall mean, for any period, all GAAP rental expense for such period of the Borrower and its Subsidiaries on a Consolidated basis.
     “Consolidated Scheduled Debt Payments” shall mean, for any period, the sum of all scheduled payments of principal on Consolidated Funded Debt for such period; it being understood that scheduled payments on Consolidated Funded Debt shall not include optional prepayments or the mandatory prepayments required pursuant to Section 2.7 of the Senior Credit Agreement. Notwithstanding the foregoing, for purposes of calculating Consolidated Scheduled Debt Payments for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007, Consolidated Scheduled Debt Payments shall be annualized during such fiscal quarters such that (i) for the calculation of Consolidated Scheduled Debt Payments as of September 30, 2006, Consolidated Scheduled Debt Payments for the fiscal quarter then ending will be multiplied by four (4), (ii) for the calculation of Consolidated Scheduled Debt Payments as of December 31, 2006, Consolidated Scheduled Debt Payments for the two fiscal quarter period then ending will be multiplied by two (2) and (iii) for the calculation of Consolidated Scheduled Debt Payments as of March 31, 2007, Consolidated Scheduled Debt Payments for the three fiscal quarter period then ending will be multiplied by one and one third (1 1/3).
     “Consolidated Senior Leverage Ratio” shall mean, as of the end of each fiscal quarter of the Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt (other than the Notes and Subordinated Debt) as of such date to (b) Consolidated EBITDA for the four fiscal quarter period then ended.
     “Consolidated Total Leverage Ratio” shall mean, as of the end of each fiscal quarter of the Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four fiscal quarter period then ended.
     “Consolidated Working Capital” shall mean, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries on a consolidated basis at such time less (b) current liabilities (excluding current maturities of long term debt) of the Borrower and its Subsidiaries on a consolidated basis at such time, all as determined in accordance with GAAP; provided, however, that the calculation of Consolidated Working Capital for the purposes of this Credit Agreement shall not include any changes in assets and/or liabilities associated with gift card sales.

     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control Agent” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.14 to this Note Purchase Agreement.
     “Copyrights” shall mean all copyrights of the Credit Parties and their Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.14 and all renewals thereof.
     “Credit Party” shall mean any of the Borrower or the Guarantors.
     “Credit Party Obligations” shall mean, without duplication, all of the obligations, indebtedness and liabilities of the Credit Parties to the Purchasers and the Administrative Agent, whenever arising, under this Note Purchase Agreement, the Notes or any of the other Note Purchase Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
     “Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
     “Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health from exposure to Materials of Environmental Concern or the pollution or protection of the environment, as now or may at any time be in effect during the term of this Note Purchase Agreement.

     “Equity Documents” shall mean the Stockholders Agreements, the Registration Rights Agreement and the certificate of incorporation and by laws or other organizational or governing documents of any Credit Party.
     “Equity Retention” shall mean, after giving effect to the Acquisition, the retention by the Management Investors and/or purchase by the Management Investors with option proceeds on the Closing Date, collectively, of approximately 19.9% of the Borrower’s outstanding Capital Stock valued at approximately $13,930,000.
     “Equity Retention Documents” shall mean the Purchase Agreement and each other document executed and delivered in connection with the consummation of the Equity Retention.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Escrow Account” means the Earn Out Escrow Account (as defined in the Purchase Agreement) established pursuant to the Escrow Agreement and holding $12,500,000 of the purchase price payable by Holdings to in connection with the Acquisition.
     “Escrow Agreement” means the Escrow Agreement dated as of the Closing Date among Holdings, the Borrower, Mark Sheridan, as seller representative and KeyBank, N.A., as Escrow Agent, in the form attached as an Exhibit to the Purchase Agreement.
     “Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Existing Mortgage Debt” shall mean the Indebtedness owned by the Borrower to The Huntington National Bank in an aggregate amount not to exceed $1,300,000 and secured by mortgages on the four (4) owned real Properties listed on Schedule 3.16(a).
     “Flood Hazard Property” shall have the meaning set forth in Section 4.1(e)(iv).
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person other than Indebtedness of the types referred to in clauses (i) and (j) (so long as undrawn) of the definition of “Indebtedness”.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.
     “GCI” has the meaning set forth in Section 8.1.
     “Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantor” shall have the meaning set forth in the first paragraph of this Note Purchase Agreement.
     “Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.
     “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
     “Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.
     “Holdings” shall have the meaning set forth in the first paragraph of this Note Purchase Agreement.
     “Incurrence Ratio” shall mean, at any date of determination, the maximum Consolidated Total Leverage Ratio permitted. under Section 5.9(a) of the Senior Credit Agreement as in effect on the date hereof as at the end of the most recently ended fiscal quarter for which the Borrowers have delivered a compliance certificate pursuant to Section 5.2(b), less 0.125.
     “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations and obligations under non competition or similar agreements that have not been paid within 30 days of becoming fixed and matured) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take or pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could at any time prior to the Maturity Date be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (1) the principal balance outstanding under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing product and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.
     “Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
     “Intellectual Property” shall mean the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.
     “Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date by and among the Administrative Agent, the Senior Agent, the Control Agent and the Credit Parties, as amended, modified, supplemented or restated from time to time.
     “Interest Payment Date” shall mean the last day of each calendar month, or, if any such date shall not be a Business Day, on the next succeeding Business Day, but interest shall continue to accrue on any applicable payment until payment is made.
     “Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Capital Stock, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person or (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

     “IPO” means a bona fide underwritten initial public offering of voting common Capital Stock in the Borrower or a direct or indirect parent of the Borrower.
     “Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
     “Management Agreements” shall mean, collectively, the BRS Management Agreement and the CH Management Agreement.
     “Management Investors” shall mean collectively, (i) those employees of the Borrower and its subsidiaries from time to time holding shares of the Capital Stock of the Borrower, and (ii) any former employee of the Borrower holding the Capital Stock of the Borrower that was an employee of the Borrower at the time any such Person acquired such Capital Stock of the Borrower.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, results of operations or financial condition of the Holdings, the Borrower and the Subsidiaries of the Borrower, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations, when such obligations are required to be performed, under this Note Purchase Agreement, any of the Notes or any other Note Purchase Document or (c) the validity or enforceability of this Note Purchase Agreement, any of the Notes or any of the other Note Purchase Documents or the rights or remedies of the Administrative Agent or the Purchasers hereunder or thereunder.
     “Material Contract” shall mean (a) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum (including, without limitation, the Senior Debt Documents) and (b) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation of failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, materials containing asbestos, pesticides, lead-based paint, radon, radioactive materials, polychlorinated biphenyls and urea formaldehyde and any hazardous or toxic substances, chemicals, materials or wastes, defined or regulated in or under any Environmental Law.
     “Maturity Date” shall have the meaning set forth in Section 2.1(a).
     “Maximum Accrual” shall have the meaning set forth in Section 2.5(b)(iv).

     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 4.1(e)(i), 5.10 or 5.12, as the same may be amended, modified, restated or supplemented from time to time.
     “Mortgaged Property” shall mean any owned or leased real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent.
     “Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “New Property” shall mean any Property that was not owned, operated or leased by the Credit Parties or their Subsidiaries as of the Closing Date.
     “Note” or “Notes” shall have the meaning set forth in Section 2.1(c).
     “Note Purchase Documents” shall mean this Note Purchase Agreement, each of the Notes, any Joinder Agreement, the Intercreditor Agreement, the Security Documents and all other documents, certificates and instruments delivered to the Administrative Agent or any Purchaser by any Credit Party in connection therewith.
     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
     “Participant” shall have the meaning set forth in Section 9.6(b).
     “Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any, right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.14 to this Note Purchase Agreement.
     “Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.14 to this Note Purchase Agreement, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations in part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.14 to this Note Purchase Agreement.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Perfection Certificate” shall mean the perfection certificate, dated as of the date hereof and delivered to the Agent.
     “Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States or (b) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, so long as (i) no Default or Event of Default then exists or would exist after giving effect thereto, (ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Purchasers that, after giving effect to the acquisition on a Pro Forma Basis the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and with the Incurrence Ratio, (iii) the Administrative Agent, on behalf of the Purchasers, shall have received (or shall receive in connection with the closing of such acquisition) a first priority (subject only to the Lien in favor of the Senior Agent securing the Senior Debt) perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (iv) the Administrative Agent and the Purchasers shall have received (A) a description of the material terms of such acquisition, (B) audited financial statements (or, if unavailable, management prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and (C) consolidated projected income statements of Borrower and its Consolidated Subsidiaries (giving effect to such acquisition), all in form and substance reasonably satisfactory to the Administrative Agent, (v) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, (vi) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target, (vii) after giving effect to such acquisition, there shall be at least $10,000,000 of borrowing availability under the Revolving Committed Amount (as such term is defined in the Senior Credit Agreement, as in effect on the date hereof) and (viii) the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries (A) in connection with any such acquisition shall not exceed $5,000,000, (B) for all such acquisitions made during any period of twelve (12) consecutive months shall not exceed $10,000,000 and (C) for all acquisitions made during the term of this Agreement shall not exceed $15,000,000.
     “Permitted Investments” shall mean:
     (a) cash and Cash Equivalents;

     (b) Investments set forth on Schedule 1.1(a);
     (c) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (d) Investments in and loans to any Credit Party (other than Holdings);
     (e) loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law;
     (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (g) Investments, acquisitions or transactions permitted under Section 6.4(b) (including any Investments owned by a Person acquired in a Permitted Acquisition);
     (h) Hedging Agreements to the extent permitted hereunder; and
     (i) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made after the Closing Date pursuant to this clause (i) shall not exceed an aggregate amount of $5,000,000.
     “Permitted Liens” shall mean:
     (a) Liens created by or otherwise existing under or in connection with this Note Purchase Agreement or the other Note Purchase Documents in favor of the Secured Parties;
     (b) Liens securing purchase money indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (A) any such Lien attaches to such property concurrently with or within 30 days after the acquisition thereof and (B) such Lien attaches solely to the property so acquired in such transaction;
     (c) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries with significant operations outside the United States of

America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);
     (d) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $500,000 (other than landlord’s liens for rent not overdue);
     (e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements in an aggregate amount not to exceed $100,000;
     (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) Liens granted pursuant to the Senior Debt Documents to the extent such Liens secure Senior Debt;
     (h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); provided, further, that any Liens with respect to any such extension, renewal or replacement of the Senior Obligations shall be a Permitted Lien only if such extension, renewal or replacement constitutes Senior Debt;
     (j) Liens existing on the Closing Date and set forth on Schedule 1.1(b); provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced;
     (k) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

     (l) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;
     (m) restrictions on transfers of securities imposed by applicable securities laws;
     (n) Liens arising out of judgments or awards not resulting in a Default; provided that the Borrower or any applicable Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;
     (o) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased;
     (p) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; and
     (q) additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $1,000,000 in the aggregate.
     “Permitted Management Capital Stock” means the Capital Stock of the Borrower held by the Management Investors.
     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date given by the Borrower and the Guarantors to the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.
     “Pre Opening Costs” means “start up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new restaurants, including, without limitation, the cost of feasibility studies, staff training, and recruiting, travel costs for employees engaged in such start up activities advertising and rent accrued prior to opening.
     “Principal Increase” shall have the meaning set forth in Section 2.5(c).
     “Pro Forma Basis” means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in the last paragraph of Section 5.9) of the financial covenants set forth in Section 5.9(a) (c) in respect of a proposed transaction (a “Specified Transaction”) as of the date on which such Specified Transaction is to be effected, the making of such calculation after giving effect on a pro forma basis to:
     (a) the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;
     (b) the assumption, incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);
     (c) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by the Borrower or any of its Subsidiaries (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;
     (d) other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and
     (e) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by the Borrower or any of its Subsidiaries during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.
     “Properties” shall mean the assets, facilities and properties owned, leased or operated by any of the Credit Parties.
     “Purchase Agreement” means the Agreement and Plan of Merger dated as of June 2, 2006 by and among Holdings, BDI Acquisition Corp., an Ohio corporation, the Borrower and the other Persons party thereto.

     “Recapitalization” shall mean the Acquisition, the Equity Retention and the transactions related thereto.
     “Recapitalization Documents” shall mean the Acquisition Documents and the Equity Retention Documents.
     “Recovery Event” shall mean the receipt by the Credit Parties or any of their Subsidiaries of any cash insurance proceeds or condemnation or expropriation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets other than obsolete property or assets no longer used or useful in the business of the Credit Parties or any of their Subsidiaries.
     “Register” shall have the meaning set forth in Section 2.1(b).
     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. §4043.
     “Required Purchasers” shall mean Purchasers holding in the aggregate more than 50% of the Notes, based upon the principal amount of the Notes then outstanding at such time.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean, as to (a) the Borrower, the president, the chief financial officer or the chief operating officer or (b) any other Credit Party, any duly authorized officer thereof.
     “Restaurant” means a particular restaurant at a particular location that is owned or operated by the Borrower or one of its Subsidiaries.
     “Restricted Payment” shall mean (a) the payment or declaration of any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment, prepayment, redemption or similar payment with respect to any Subordinated Debt of any Credit Party or any of its Subsidiaries and (f) the

payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party or such Subsidiary.
     “Revolving Loan” shall have the meaning given to such term in the Senior Credit Agreement, as in effect on the date hereof.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sale Leaseback Transaction” shall have the meaning set forth in Section 6.12.
     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at
     http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
     “Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii)(A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “SBA Loans” shall mean the Indebtedness owned by the Borrower to Mid City Pioneer Corporation and guaranteed by the Small Business Administration in an aggregate amount not to exceed $271,000 as disclosed on Schedule 6.1(b).
     “Secured Parties” shall mean the Administrative Agent and the Purchasers.
     “Security Agreement” shall mean the Security Agreement dated as of the Closing Date given by the Borrower and the Guarantors to the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with its terms.
     “Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments, the Perfection Certificate and such other documents executed and delivered and/or filed in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and patent, trademark and copyright filings.
     “Senior Agent” shall mean the Administrative Agent, as such term is defined in the Senior Credit Agreement as in effect on the date hereof, and any successor with respect thereto.

     “Senior Credit Agreement” shall mean the credit agreement, dated as of the date hereof, among the Credit Parties, Senior Agent and the lenders party thereto, as amended, modified, supplemented or restated in accordance with the terms of this Note Purchase Agreement.
     “Senior Debt” shall mean “Senior Indebtedness”, as defined in the Intercreditor Agreement (as in effect on the Closing Date or as otherwise modified with the consent of the Borrower).
     “Senior Debt Documents” shall mean the Senior Credit Agreement and all other agreements, documents, certificates and instruments delivered to the Senior Agent or any Senior Lender by any Credit Party or Affiliate thereof in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement), in each case as amended, modified, supplemented or restated in accordance with the terms of this Note Purchase Agreement.
     “Senior Lenders” shall mean the “Lenders” as such term is defined in the Senior Credit Agreement as in effect on the date hereof.
     “Senior Obligations” shall mean the “Credit Party Obligations” as such term is defined in the Senior Credit Agreement as in effect on the date hereof.
     “Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.
     “Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (b) the sale, transfer, lease or other disposition of obsolete or worn out property or assets in the ordinary course of business and (c) the sale, transfer or other disposition of cash into Cash Equivalents or Cash Equivalents into cash.
     “Specified Transaction” has the meaning specified in the definition of “Pro Forma Basis” set forth in this Section 1.1.
     “Sponsors” shall mean Castle Harlan, Inc. and Bruckmann, Rosser, Sherrill & Co. L.L.C., together with their respective Affiliates.
     “Strategic Partner Plan” shall mean the Borrower’s employee incentive plan for certain key operating employees of the Borrower.
     “Strategic Partner Plan Appreciation” shall mean the value of amounts accrued by employees participating in the Strategic Partner Plan, determined on the basis of improved same store sale performance and other criteria set forth in the Strategic Partner Plan and vested as set forth in the Strategic Partner Plan.
     “Stockholders Agreements” shall mean, collectively, the New Investor Securities Holders Agreement (as defined in the Purchase Agreement) and the Securities Holders Agreement (as defined in the Purchase Agreement), in each case in the form attached as an Exhibit to the Purchase Agreement.

     “Subordinated Debt” shall mean any indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent.
     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Note Purchase Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swingline Loan” shall have the meaning given to such term in the Senior Credit Agreement, as in effect on the date hereof.
     “Target” shall have the meaning specified in the definition of “Permitted Acquisition” set forth in this Section 1.1.
     “Term Loan” shall have the meaning given to such term in the Senior Credit Agreement, as in effect on the date hereof.
     “Testing Date” shall have the meaning set forth in Section 2.5(b)(iv).
     “Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.14 to this Note Purchase Agreement.
     “Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.14 to this Note Purchase Agreement, and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.14.
     “Transaction Costs” shall mean all one time legal, accounting, consulting and professional fees and expenses incurred by the Credit Parties in connection with the Transactions.
     “Transactions” shall mean the closing of this Agreement and the other Note Purchase Documents, the closing of the Senior Debt and the Senior Debt Documents and the consummation of the Recapitalization and the other transactions contemplated hereby to occur in connection with such closing and Recapitalization (including, without limitation, the issuance of the Notes under the Note Purchase Documents, the incurrence of the Senior Debt and the payment of fees and expenses in connection with all of the foregoing).
     “Transfer Effective Date” shall have the meaning set forth in each Transfer Supplement.
     “Transfer Supplement” shall mean a Transfer Supplement, in substantially the form of Schedule 9.6(c).
     “UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.
     “Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.
     Section 1.2 Other Definitional Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Note Purchase Agreement shall have the defined meanings when used in the Notes or other Note Purchase Documents or any certificate or other document made or delivered pursuant hereto.
     (b) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Note Purchase Agreement shall refer to this Note Purchase Agreement as a whole and not to any particular provision of this Note Purchase Agreement, and Section, subsection, Schedule and Exhibit references are to this Note Purchase Agreement unless otherwise specified.
     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     Section 1.3 Accounting Terms.
     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrower delivered to the Purchasers; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Purchasers wish to amend Section 5.9 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Purchasers.
     The Borrower shall deliver to the Administrative Agent and each Purchaser at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.
     For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, the Acquisition and any Permitted Acquisition or permitted sale of assets (including a stock sale) shall have been deemed to have taken place as of the first day of such applicable test period.
     Section 1.4 Time References.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
PURCHASE AND SALE; TERMS OF THE NOTES.
     Section 2.1 Note Register; Notes.
     (a) Purchase and Sale of the Notes. Subject to the terms and conditions set forth herein, the Borrower agrees to sell to each Purchaser, and each Purchaser severally agrees to purchase from the Borrower, on the Closing Date, at par, the Borrower’s 13.25% Senior Subordinated Secured Notes in the amount set forth opposite such Purchaser’s name on Schedule 2.1(a). Each Note shall mature on December 29, 2012 (the “Maturity Date”); provided, that such final installment shall in any event be in an amount equal to all remaining principal of and accrued but unpaid interest (and any unpaid penalties, fees or other charges) on such Note, including all Principal Increases associated therewith.
     (b) Note Register. The Administrative Agent shall maintain at Administrative Agent’s office a register for the recordation of the names and addresses of the Purchasers, the initial principal amount owing to each such Purchaser, any Principal Increases added to such principal amount from time to time pursuant to the terms hereof and any assignments by any Purchaser made in accordance with the terms of this Agreement (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Purchasers may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent. In addition, at any time that a request for a consent for a material or substantive change to the Note Purchase Documents is pending, any Purchaser may request and receive from the Administrative Agent a copy of the Register.
     (c) Evidence of Debt; Notes. Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Purchaser under this Agreement, absent manifest error; provided, however, that the failure of the

Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement. The Borrower agrees that upon notice by any Purchaser (with a copy of such notice to the Administrative Agent) requesting to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Purchaser to evidence (whether for purposes of pledge, enforcement or otherwise) the obligations owing to such Purchaser by the Borrower under this Agreement, the Borrower shall promptly execute and deliver to such Purchaser, with a copy to the Administrative Agent, a Note substantially in the form of Schedule 2.1(c) (each, a “Note” and collectively, the “Notes”), payable to the order of such Purchaser. All references to a Note or the Notes in the Note Purchase Documents shall be deemed to refer to the obligations of the Borrower hereunder as evidenced by the Register and/or any Notes to the extent issued hereunder, as applicable.
     Section 2.2 Payment of Purchase Price.
     The purchase price for the Notes shall be payable on the Closing Date in cash by wire transfer of immediately available funds pursuant to the Borrower’s written instructions.
     Section 2.3 Fees, Costs and Expenses.
     On the Closing Date, the Borrower agrees to pay: (i) the commitment fee of $550,000 due and payable to such Persons set forth on Schedule 2.3, in such amounts set forth opposite each such Person’s name, and (ii) the costs and expenses of the Purchasers and the Administrative Agent, as set forth in Section 9.6.
     Section 2.4 Manner of Payment.
     All payments and prepayments of principal or premium, if any, and interest on the Notes, and all fees and other payments due under the Note Purchase Documents, shall be made without setoff or counterclaim to the applicable Purchasers (or any other party, in the case of such fees and other payments) by wire transfer or other transfer or delivery of funds, in accordance with each Purchaser’s (or other party’s) instructions from time to time, so that such funds are received by and available to the Purchasers (or other party, as the case may be) on or before the due date of each such payment. Any principal, interest or other amount payable under the Note Purchase Documents that becomes due on a day that is not a Business Day shall be payable on the next Business Day.
     Section 2.5 Terms of the Notes.
     (a) Optional Prepayments. Subject to the provisions of the Intercreditor Agreement, the Borrower shall have the right at any time and from time to time, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent, to prepay the Notes in whole or in part, in an amount specified in such notice, by payment of the principal amount of the Notes (or portion thereof) to be prepaid, together with accrued interest thereon to the date of such prepayment and all Principal Increases (attributable to the portion of the Notes being prepaid) incurred to the date of the prepayment, plus a premium equal to the applicable percentage of the principal amount to be prepaid, determined as follows:

If Prepaid During 12 Month Period Ending On:	Applicable Percentage
the first anniversary of the Closing Date	3%
the second anniversary of the Closing Date	2%
the third anniversary of the Closing Date	1%
Thereafter	0%
     Any optional partial prepayment of the Notes shall be in the aggregate principal amount of not less than $5,000,000, or any greater amount which is a multiple of $1,000,000, and shall be accompanied by a written certification or other evidence reasonably satisfactory to the Administrative Agent from the Senior Agent stating that such optional prepayment is permitted pursuant to the Intercreditor Agreement, if such Intercreditor Agreement is still in effect. Each notice of prepayment shall be irrevocable and shall require the specified payment to be made not more than 15 Business Days and not less than 10 Business Days after such notice. Partial prepayments of the Notes made as provided in this Section 2.5(a) shall, to the extent thereof, be applied as set forth in Section 2.5(f).
     (b) Prepayments at Option of Holder, Mandatory Prepayments. Subject to the provisions of the Intercreditor Agreement:
     (i) If there shall occur a Change of Control, then upon the request of the Administrative Agent, the Borrower shall, upon the occurrence of such Change of Control, prepay the Notes in full, together with accrued interest thereon to the date of such prepayment (including the amount of all Principal Increases), together with the applicable premium set forth in the table in Section 2.5(a).
     (ii) If there shall occur a merger or consolidation of the Borrower, or a sale or divestiture of 50% or more of the Borrower’s or any of its Subsidiaries’ assets, or other transaction which effectively accomplishes such a sale or divestiture, then upon the request of the Administrative Agent the Borrower shall, on the closing date of such transaction, prepay the Notes in full, together with accrued interest thereon to the date of such prepayment (including the amount of all Principal Increases), together with the applicable premium set forth in the table in Section 2.5(a).
     (iii) Immediately upon receipt by the Borrower or any other Credit Party of any amounts from the Escrow Account in accordance with the terms of the Escrow Agreement, then upon the request of the Administrative Agent, the Borrower shall prepay the Notes as follows: (A) except as otherwise provided in the following clause (B), apply at least 40% of such amounts released from the Escrow Account (1) first, to prepay all Principal Increases and accrued interest with respect to the Notes and (2) second, to permanently prepay the Notes and the Senior Term Loan on a pro rata basis, and (B) if at the time of the receipt by the Credit Parties of amounts from the Escrow Account the Consolidated Total Leverage Ratio (determined as of the end of the fiscal quarter of the Borrower for which the Administrative Agent shall have received the financial statements required to be delivered pursuant to Section 5.1(a) or (b) and as certified in the compliance certificate delivered pursuant to Section 5.2(b) in connection therewith) is greater than 5.00 to 1.00, the. Borrower shall apply (or cause to be applied) up to 100% (and in no event less than 40%) of such amounts released from the Escrow Account (1) first, to prepay all Principal Increases and accrued interest with respect to the Notes and (2) second, to permanently prepay the Notes and the Senior Term Loan on a pro rata basis in a sufficient amount so that, after giving effect to such payments on a Pro Forma Basis, the Consolidated Total Leverage Ratio would be less than or equal to 5.00 to 1.00; provided, however, that if the Senior Agent and/or Senior Lenders waive or otherwise do not accept a portion of the corresponding prepayment of the Senior Term. Loan from the Escrow Account proceeds in connection with the foregoing application of proceeds pursuant to this Section 2.5(b)(iii), then, at the request of the Administrative Agent, any such amounts that would otherwise be applied to the Senior Term Loan shall be used to prepay the Notes. Any prepayment of the Notes required by the Administrative Agent pursuant to this Section 2.5(b)(iii) shall not require the payment of any premium set forth in the table in Section 2.5(a).
     (iv) Notwithstanding anything to the contrary contained in Section 2.5(c)(ii) below, if (1) the Notes remain outstanding after the fifth anniversary of the initial issuance thereof and (2) the aggregate amount of the accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Borrower to the holders thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Notes shall not be limited or deferred by reason of Section 163(i) of the Code. For these purposes, the “Maximum Accrual” is an amount equal to the product of such Notes’ issue price (as defined in Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on a Note is made.
     (c) Interest. Subject to the provisions of the Intercreditor Agreement:
     (i) From the Closing Date through and including the twelfth Interest Payment Date (as defined below), interest on each Note shall accrue at the rate of 13.25% per annum and shall be paid in cash on each such Interest Payment Date by wire transfer of immediately available funds to an account designated by the holder of such Note; provided, however, that the Borrower may, at its option, elect, by written notice delivered to the Administrative Agent at least five (5) Business Days prior to any such Interest Payment Date, to pay all, but not less than all, of the accrued interest on the Notes otherwise due and payable on such

Interest Payment Date by increasing the outstanding principal amount of such Note on such Interest Payment Date by an amount (the “Principal Increase”) equal to 14.25% per annum on such Interest Payment Date. Each holder of Notes may elect, in its sole discretion, to have any Principal Increase above paid in the form of notes substantially similar to the Notes; provided, however, that the failure to deliver any Note in connection with a standing request to have all such Principal Increases payable in respect of this Section 2.5(c)(i) paid in the form of a note (as opposed to a one-time request) shall not constitute an Event of Default hereunder until such time as the Borrower is notified of its failure to comply with such request and fails to comply with such request within a reasonable period of time after such notice is delivered.
     (ii) Subject to Section 2.5(d) below, after the twelfth Interest Payment Date, interest on each Note shall accrue at the rate of 13.25% per annum and shall be paid as follows: (I) the Applicable Cash Percentage (as defined below) of the interest on such Note shall be paid in cash on each Interest Payment Date (as defined below) by wire transfer of immediately available funds to an account designated by the holder of such Note, and (II) a Principal Increase equal to any portion of the interest on such Note not paid in cash pursuant to the preceding clause (I) on such Interest Payment Date (provided that the foregoing shall not be construed to excuse the payment of cash interest on each Interest Payment Date in accordance with the provisions of the preceding clause (I)). Each holder of Notes may elect, in its sole discretion, to have any interest payable in respect of clause (H) above paid in the form of notes substantially similar to the Notes; provided, however, that the failure to deliver any Note in connection with a standing request to have all interest payable in respect of clause (II) above paid in the form of a note (as opposed to a one-time request) shall not constitute an Event of Default hereunder until such time as the Borrower is notified of its failure to comply with such request and fails to comply with such request within a reasonable period of time after such notice is delivered. Notwithstanding the foregoing, the Borrower may, at its option, elect to pay an amount in excess of the Applicable Cash Percentage of the interest on the Notes in cash on each Interest Payment Date, provided that such payment shall be accompanied by a written certification or other evidence reasonably satisfactory to the Administrative Agent from the Senior Agent stating that such additional cash payment is permitted pursuant to the Intercreditor Agreement, if such Intercreditor Agreement is still in effect.
     (iii) Interest on the Notes shall accrue from the Closing Date until repayment of the principal (including all Principal Increases) and payment of all accrued interest in full. Interest shall be computed on the basis of a 360 day year of twelve 30-day months and shall compound monthly.
     (iv) “Applicable Cash Percentage” shall be equal to 67.925%.
     (d) Default Rate of Interest. If any principal of or interest on the Notes is not paid when due or there exists any other Default or Event of Default, the Notes shall bear interest thereafter at the rate of three percent (3.0%) per annum in excess of the rate specified in Section

2.5(c) above until either the date on which such overdue principal or interest is paid in full or the date on which such other Default or Event of Default is cured. Notwithstanding anything contained herein to the contrary, at the election of the Administrative Agent acting in its sole discretion, all payments of additional interest on the Notes pursuant to this Section 2.5(d) may be paid in-kind as Principal Increases with respect to the Notes.
     (e) Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Borrower to pay interest at a rate in excess of the maximum rate permitted by applicable law and the interest rate otherwise applicable to the Notes (including any default rate of interest) shall be reduced, if necessary, to conform to such maximum rate.
     (f) Application of Payments. All cash payments received in respect of the Notes shall be applied (to the extent thereof) as follows: (i) first, to all costs and expenses of the Purchasers and the Administrative Agent that are payable by the Borrower hereunder, (ii) second, to accrued and unpaid interest on the Notes, (iii) third, to any prepayment premium due as a result of such payment, and (iv) fourth, to the payment of the then outstanding principal balance of the Notes. Unless otherwise agreed among the holders of the Notes, and evidenced in writing to the Borrower prior to the payment date, all payments applied pursuant to clauses (i), (ii), (iii) or (iv) above shall be applied among the Notes pro rata based on the principal amount of the Notes outstanding and held by each holder thereof.
     (g) Agreements Between Note Holders and Subordination Agreements. The Borrower agrees to acknowledge and abide by the terms and conditions of any allocation, participation, sharing or subordination agreements now or hereafter entered into between and among the holders of the Notes, or between the holders of the Notes and any other creditor of the Borrower (of which it has prior written notice in adequate detail to so comply or to which it is a party), and shall join in any such agreements at the request of the holders of the Notes.
     (h) No Acquisition of Notes or Senior Obligations. The Credit Parties shall not permit any of their Affiliates (including any Sponsor) to purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding Notes or Senior Obligations. The Borrower will promptly cancel all Notes or Senior Obligations acquired by it, any other Credit Party, or any Subsidiary or Affiliate (including any Sponsor) pursuant to any purchase, redemption, prepayment or tender for the Notes or Senior Obligations pursuant to any provision of this Agreement or otherwise and no Notes or Senior Obligations may be issued in substitution or exchange for any such Notes or Senior Obligations.
     Section 2.6 Use of Proceeds.
     The Borrower will use the proceeds from the sale of the Notes solely in accordance with the statement of sources and uses provided to the Administrative Agent pursuant to Section 3.29 hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     To induce the Purchasers to enter into this Note Purchase Agreement and to consummate the transactions contemplated hereby, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Purchaser that:
     Section 3.1 Financial Condition; Projections.
     (a) Financial Condition. The Borrower has delivered the following financial statements to the Administrative Agent:
     (i) balance sheets and the related statements of income and of cash flows for the fiscal year ended December 25, 2005 for the Borrower and its Subsidiaries, audited by nationally recognized independent certified public accountants;
     (ii) company prepared unaudited quarterly balance sheets and related - statements of income and cash flows for the Borrower and its Subsidiaries through March 26, 2006;
     (iii) company prepared unaudited monthly balance sheets and related statements of income for the Borrower and its Subsidiaries through May 21, 2006; and
     (iv) (A) company prepared unaudited monthly balance sheets and related statements of income for the Borrower and its Subsidiaries for each month of the 12 month period ending May 21, 2006 and (B) an opening pro forma balance sheet of the Borrower and its Subsidiaries as of May 21, 2006, each giving effect to the transactions contemplated hereby and the other Transactions to occur on the Closing Date.
     The financial statements referred to in subsections (i), (ii), (iii) and (iv) above are complete and correct in all material respects and present fairly the financial condition of the Borrower and its Subsidiaries as of such dates. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein), subject, in the case of interim statements, to the absence of footnotes and normal year end audit adjustments.
     (b) Projections. The projections of the annual operating budgets of the Borrower and its Subsidiaries on a Consolidated basis, balance sheets and cash flow statements for the 2006 to 2011 fiscal years, copies of which have been delivered to the Administrative Agent, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections on the pro forma balance sheet referred to in Section 3.1(a)(iv)(B) above. To the knowledge of the Credit Parties, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections or the pro forma balance sheet. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.
     Section 3.2 No Change.
     Since December 25, 2005, there has been no development or event which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the financial statements provided to the Administrative Agent prior to the Closing Date, from December 25, 2005 through the Closing Date, there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the balance sheet of Borrower and its Subsidiaries as at December 25, 2005, or the statement of income for the fiscal period then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of Borrower and its Subsidiaries.
     Section 3.3 Corporate Existence.
     Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.4 Corporate Power; Authorization; Enforceable Obligations.
     Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Note Purchase Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of the Note Purchase Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Note Purchase Document by any of the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Note Purchase Document against any of the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Note Purchase Documents). Each Note Purchase Document to which it is a party has been duly executed and delivered on behalf of the applicable Credit Party. Each Note Purchase Document to which it is a party constitutes a legal, valid and binding obligation of each such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     Section 3.5 Compliance with Laws; No Conflict; No Default.
     (a) The execution, delivery and performance by each Credit Party of the Note Purchase Documents to which such Credit Party is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval (other than such Governmental Approvals that have been obtained or made and not subject to suspension, revocation or termination) or violate any Requirement of Law relating to such Credit Party, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Credit Party or the Senior Debt Documents or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Note Purchase Documents and the Senior Debt Documents.
     (b) Each Credit Party (i)(x) has all Governmental Approvals required by law for it to conduct its business, each of which is in full force and effect, (y) each such Governmental Approval is final and not subject to review on appeal and (z) each such Governmental Approval is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, in each case except to the extent as could not reasonably be expected to have a Material Adverse Effect and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect. Each Credit Party possesses or has the right to use, all leaseholds, licenses, easements and franchises and all authorizations and other rights that are material to and necessary for the conduct of its business. Except to the extent noncompliance with the foregoing leaseholds, easements and franchises could not reasonably be expected to have a Material Adverse Effect, all of the foregoing are in full force and effect, and the Credit Parties are in substantial compliance with the foregoing without any known conflict with the valid rights of others. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Governmental Approval, leasehold, license, easement, franchise or other right, which termination or revocation could, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.
     (c) None of the Credit Parties is in default under or with respect to any of its Material Contracts or under or with respect to any of its other Contractual Obligations, or any judgment, order or decree to which it is a party, in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     Section 3.6 No Material Litigation.
     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened by or against any Credit Party or any Subsidiaries of the Credit Parties or against any of its or their respective properties or revenues (a) with respect to the Note Purchase Documents or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against Holdings, the Borrower or any of their Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
     Section 3.7 Investment Company Act; Etc.
     None of the Credit Parties is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other law or regulation limiting its ability to incur Indebtedness and/or the Credit Party Obligations.
     Section 3.8 Margin Regulations.
     No part of the proceeds of any Notes will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties are not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U.
     Section 3.9 ERISA.
     Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. None of the Credit Parties, none of the Subsidiaries of the Borrower and no Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.
     Section 3.10 Environmental Matters.
     (a) Except where such violation or liability could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Properties do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

     (b) Except where such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Credit Parties at the Properties are in compliance, and have been in compliance, with all applicable Environmental Laws, except for any non-compliances that are no longer outstanding or unresolved, and there has been no release of Materials of Environmental Concern by the Credit Parties or, to the knowledge of the Credit Parties, any other Person at, under or about the Properties or violation by the Credit Parties of any Environmental Law with respect to the Properties or the business operated by the any of the Credit Parties (the “Business”).
     (c) None of the Credit Parties has received any written notice of violation, alleged violation, non compliance, liability or potential liability regarding an actual or threatened release of Materials of Environmental Concern or compliance with Environmental Laws with regard to any of the Properties or the Business which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor does any of the Credit Parties have knowledge of any such threatened notice.
     (d) Except where such violation or liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is, or to the knowledge of the Credit Parties will be, named as a party with respect to the Properties or the Business, nor are the Credit Parties liable for the fulfillment of any outstanding requirements of any consent decrees or other decrees, consent orders, administrative orders or other orders, under any Environmental Law with respect to the Properties or the Business which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (f) Except where such violation or liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     Section 3.11 Subsidiaries; Capitalization.
     (a) Set forth on Schedule 3.11(a) is a complete and accurate list of all Subsidiaries of the Credit Parties as of the Closing Date. Information on such Schedule includes the number of shares of each class of Capital Stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of stock owned by the Credit Parties or any of their Subsidiaries as of the Closing Date; the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Senior Debt Documents and the Note Purchase Documents).
     (b) On the Closing Date, immediately after giving effect to the Transactions, (i) the Capital Stock of Borrower will consist of 3,000,000 shares of Common Stock, all of which will have been duly authorized and 1,050,000 of which will be issued and outstanding and owned of record and beneficially as set forth on Schedule 3.11(b), 100,000 shares of Preferred Stock, all of which will have been duly authorized and 59,500 of which will be issued and outstanding and owned of record and beneficially as set forth on Schedule 3.11(b), (ii) such issued and outstanding shares will be validly issued by Borrower and fully paid, non-assessable and free of preemptive rights (except as provided in the Stockholders Agreements), and (iii) except as set forth on Schedule 3.11(b), there will be no options, warrants or other rights to acquire Capital Stock from the Borrower, or agreements or other rights binding upon the Borrower to issue or sell Capital Stock of the Borrower, whether on conversion or exchange of convertible securities or otherwise.
     Section 3.12 Ownership of Property and Assets.
     Each of the Credit Parties is the owner of, and has good and marketable title to, all of its respective assets, which, together with assets leased or licensed by the Credit Parties, represents all assets individually or in the aggregate material to the conduct of the businesses of the Credit Parties, taken as a whole on the date hereof, and none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect except where any such failure could not reasonably be expected to have a Material Adverse Effect. The Credit Parties have delivered to the Administrative Agent complete and accurate copies of all material leases in effect as of the Closing Date.
     Section 3.13 Taxes.
     Each of the Credit Parties has filed, or caused to be filed, all federal, state and other material tax returns required to be filed and paid (a) all federal, state and other material amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) known by such Credit Party to be owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 3.14 Intellectual Property Rights.
     Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, the Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.14 is a list of all registered or issued Intellectual Property owned by each of the Credit Parties and their Subsidiaries and all applications for registration or issuance of Intellectual Property filed on the name of the Credit Parties or their Subsidiaries. Except as disclosed in Schedule 3.14 hereto, (a) one or more of the Credit Parties has the right to use the Intellectual Property disclosed in Schedule 3.14 hereto without payment of royalties and (b) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are in full force and effect. Except as in each case could not reasonably be expected to have a Material Adverse Effect, none of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property; no claim has been asserted in writing or is pending by any Person challenging or questioning the use of any Intellectual Property in their business or the validity or effectiveness of any Intellectual Property, nor does the Credit Parties or any of their Subsidiaries know of any claim; and, to the knowledge of the Credit Parties or any of their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person. Schedule 3.14 may be updated from time to time by the Borrower to include new Intellectual Property acquired after the Closing Date by giving written notice thereof to the Administrative Agent.
     Section 3.15 Solvency.
     After giving effect to the Transactions, the fair saleable value of the Credit Parties assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Note Purchase Agreement. After giving effect to the Transactions, the Credit Parties, taken as a whole (a) do not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) have not incurred, and do not believe that they will incur after giving effect to the Recapitalization, the incurrence of the Senior Obligations and the other transactions contemplated by this Note Purchase Agreement, debts beyond their ability to pay such debts as they become due. In executing the Note Purchase Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
     Section 3.16 Location of Collateral, Etc.
     Set forth on Schedule 3.16(a) is a list of the owned and leased real Properties of the Credit Parties and their Subsidiaries as of the Closing Date with street address, county and state where located. Set forth on Schedule 3.16(b) is a list of all locations where any tangible personal property of the Credit Parties and their Subsidiaries is located as of the Closing Date, including county and state where located. Set forth on Schedule 3.16(c) is the state of incorporation or formation, chief executive office and principal place of business and federal tax identification number of each of the Credit Parties as of the Closing Date.

     Section 3.17 No Burdensome Restrictions.
     None of the Credit Parties is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 3.18 Labor Matters.
     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties as of the Closing Date, other than as set forth in Schedule 3.18 hereto, and as of the Closing Date none of the Credit Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.18 hereto. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against the Borrower or any Subsidiary except such as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.19 Accuracy and Completeness of Information.
     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or any Purchaser for purposes of or in connection with this Note Purchase Agreement or any other Note Purchase Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to any of the Credit Parties which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Credit Parties furnished to the Administrative Agent and/or the Purchasers, or in any certificate, opinion or other written statement made or furnished by or on behalf of the Credit Parties to the Administrative Agent and/or the Purchasers.
     Section 3.20 Material Contracts.
     Schedule 3.20 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date. Other than as set forth in Schedule 3.20, each such Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof. The Credit Parties and their Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract. Schedule 3.20 may be updated from time to time by the Borrower to include new Material Contracts by giving written notice thereof to the Administrative Agent.
     Section 3.21 Insurance.
     The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.21 and such insurance coverage complies with the requirements set forth in Section 5.5(b).

     Section 3.22 Security Documents.
     The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be, upon the execution of control agreements with respect to deposit and securities accounts and the filing or recording of appropriate financing statements, Mortgage Instruments and notices of grants of security interests in Intellectual Property, in each case in favor of the Administrative Agent on behalf of the Secured Parties) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
     Section 3.23 Regulation H.
     Except as previously disclosed to the Administrative Agent, no Mortgaged Property is a Flood Hazard Property.
     Section 3.24 Classification of Senior Indebtedness.
     The Credit Party Obligations constitute “Senior Indebtedness” under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.
     Section 3.25 Foreign Assets Control Regulations, Etc.
     Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.18). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     Section 3.26 Compliance with OFAC Rules and Regulations.
     None of Holdings, the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor (i) is a Sanctioned Person, (ii) has any assets in Sanctioned Countries, (iii) derives any of its operating income from investments in, or transactions, with Sanctioned Countries, (iv) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons, or (v) to the knowledge of the Credit Parties, derives any of its operating income from investments in, or transactions with Sanctioned Persons. No part of the proceeds of any extension of credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

     Section 3.27 Consummation of Recapitalization; Representations and Warranties from Other Documents.
     The Recapitalization and related transactions and the incurrence of the Senior Obligations have been consummated substantially in accordance with the terms of the Recapitalization Documents and the Senior Debt Documents. As of the Closing Date, the Recapitalization Documents have not been altered, amended or otherwise modified or supplemented or any condition thereof waived in a manner adverse to the Purchasers without the prior written consent of the Administrative Agent. As of the date hereof, to the knowledge of the Credit Parties, each of the representations and warranties made in the Recapitalization Documents by each of the parties thereto is true and correct in all material respects except for representations and warranties that relate to a particular date and, with regard to such representations and warranties, the same were true and correct as of such date. On the Closing Date, each of the representations and warranties made in the Senior Debt Documents by the Credit Parties is true and correct in all material respects except for representations and warranties that relate to a particular date and, with regard to such representations and warranties, the same were true and correct as of such date.
     Section 3.28 Certain Transactions.
     Except for transactions set forth on Schedule 3.28 hereto, none of the Affiliates, officers, directors, or employees of the Credit Parties or any of their Subsidiaries is presently a party to any transaction with any Credit Party or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Credit Parties, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
     Section 3.29 Use of Proceeds.
     On the Closing Date, the proceeds of the Notes shall be used, together with the proceeds from the incurrence of the Senior Obligations (i) to finance in part the Recapitalization, (ii) to pay certain costs, fees and expenses in connection with the Transactions, (iii) to refinance certain existing Indebtedness of the Borrower, (iv) to pay any fees and expenses associated with this Note Purchase Agreement on the Closing Date and (v) for working capital and other general corporate purposes (including, without limitation, Capital Expenditures permitted hereunder), in each case not in contravention of any Law or Note Purchase Document.
     Section 3.30 Small Business Concern.
     The Credit Parties together with their “affiliates” (as that term is defined in Section 121.103 of Title 13 of the Code of Federal Regulations) are a “small business concern” within the meaning of the Small Business Investment Act of 1958, as amended (“SBIA”), and the regulations thereunder (the “SBIC Regulations”), including Title 13, C.F.R. Section 121.301(c). The information pertaining to the Credit Parties set forth in Small Business Administration Form

1031 delivered to each Purchaser that is a Small Business Investment Company (“SBIC”) licensed by the United States Small Business Administration (each an “SBIC Lender”) is accurate and complete. The Credit Parties do not presently engage in, or shall hereafter engage in, any activities, nor shall the Credit Parties use the proceeds of the sale of the Notes directly or indirectly for any purpose for which an SBIC is prohibited from providing funds by the regulations under the SBIC Regulations (including, without limitation, 13 C.F.R. Section 107.720). To the knowledge of the Credit Parties, each SBIC that owns any securities issued by the Borrower, together with a description of the kinds and amounts of securities held, are listed on Schedule 3.30 hereto.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Conditions to Closing Date.
     This Credit Agreement shall become effective upon, and the obligation of each Purchaser to purchase the Notes on the Closing Date is subject to, the satisfaction of the following conditions precedent:
     (a) Execution of Note Purchase Agreement and Note Purchase Documents. The Administrative Agent shall have received (i) counterparts of this Note Purchase Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Purchaser requesting a promissory note, a Note, (iii) counterparts of the Security Agreement and the Pledge Agreement, in each case conforming to the requirements of this Note Purchase Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, (iv) counterparts of the Intercreditor Agreement, executed by a duly authorized officer of each party thereto and (v) counterparts of any other Note Purchase Document, executed by the duly authorized officers of the parties thereto.
     (b) Authority Documents. The Administrative Agent shall have received the following:
     (i) Articles of Incorporation; Partnership Agreement. Copies of the articles of incorporation, partnership agreement or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or formation.
     (ii) Resolutions. Copies of resolutions of the board of directors or other comparable managing body of each Credit Party approving and adopting the Note Purchase Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer or managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.
     (iii) Bylaws. A copy of the bylaws or other operating agreement of each Credit Party certified by an officer or managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.
     (iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to the each Credit Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation or formation, as the case may be, and each other state in which the failure of such Credit Party to be qualified to do business could reasonably be expected to have a Material Adverse Effect and (ii) to the extent readily available, a certificate indicating payment of all corporate and other franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.
     (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.
     Each officer’s certificate delivered pursuant to this Section 4.1(b) shall be substantially in the form of Schedule 4.1(b) hereto.
     (c) Legal Opinion of Counsel. The Administrative Agent shall have received, in each case, dated the Closing Date and addressed to the Administrative Agent and the Purchasers and in form and substance acceptable to the Administrative Agent:
     (i) a legal opinion of Dechert LLP, counsel for the Credit Parties; and
     (ii) a legal opinion of special local counsel for the Borrower and each other Credit Party incorporated or organized in the State of Ohio.
     (d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
     (i) searches of UCC filings in the jurisdiction of the chief executive office and jurisdiction of formation of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and Liens that are to be terminated on the Closing Date;
     (ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
     (iii) searches of ownership of Intellectual Property in the appropriate governmental offices;

     (iv) such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;
     (v) all stock certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto, shall be delivered to the Control Agent, who shall hold such items for the benefit of the Secured Parties pursuant to the Intercreditor Agreement;
     (vi) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral, shall be delivered to the Control Agent, who shall hold such items for the benefit of the Secured Parties pursuant to the Intercreditor Agreement; and
     (vii) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Purchasers’ security interest in the Collateral.
     (e) [Intentionally Omitted.]
     (f) Liability and Casualty Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance (including, but not limited to, business interruption insurance) meeting the requirements set forth herein or in the Security Documents. The Control Agent (for the benefit of the Secured Parties) shall be named as lender’s loss payee on all casualty insurance policies providing coverage in respect of any Collateral and as additional insured on all liability insurance policies, in each case for the benefit of the Purchasers.
     (g) Reliance. The Administrative Agent shall have received a copy of each opinion, report, agreement, and other document required to be delivered pursuant to the Recapitalization Documents in connection with the Recapitalization and related transactions.
     (h) Litigation. There shall not exist any pending litigation or investigation affecting or relating to (i) any Credit Party or any of its Subsidiaries that in the reasonable judgment of the Administrative Agent and Purchasers could materially adversely affect the any Credit Party or any of its Subsidiaries, this Agreement or the other Note Purchase Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (ii) this Agreement, the other Note Purchase Documents, the Senior Debt or the Recapitalization that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.
     (i) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Recapitalization, the issuance of the Notes and the initial borrowings under the Senior Debt Documents, in substantially the form of Schedule 4.1(i) hereto.

     (j) Organizational Structure. The corporate and capital and ownership structure of the Borrower and its Subsidiaries (after giving effect to the Transactions) shall be as described in Schedule 3.11(a) and/or Schedule 3.11(b). The Administrative Agent shall be reasonably satisfied with the management structure, legal structure, voting control, liquidity, total leverage and total capitalization of the Credit Parties.
     (k) Recapitalization Documents. The Administrative Agent shall have reviewed and approved in its sole discretion all of the Recapitalization Documents (it being acknowledged the form of Purchase Agreement as executed (including all exhibits and schedules) has been approved by the Administrative Agent) and there shall not have been any material modification, amendment, supplement or waiver to the Recapitalization Documents without the prior written consent of the Administrative Agent, and the Recapitalization shall have been consummated in accordance with the terms of the Recapitalization Documents (without waiver of any conditions precedent to the obligations of any party thereto). The Administrative Agent shall have received a copy, certified by an officer of the Borrower as true and complete, of each Recapitalization Document as originally executed and delivered, together with all exhibits and schedules thereto.
     (l) Consents. The Administrative Agent shall have received evidence that all boards of directors (including, without limitation, the board of directors of the Borrower prior to Recapitalization), governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.
     (m) Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).
     (n) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Credit Parties or any of their Subsidiaries.
     (o) Senior Debt. The Borrower, the Senior Agent and the Senior Lenders shall have entered into documentation with respect to the issuance of the Senior Debt in form and substance (including, but not limited to, the composition, intercreditor and right of payment terms) reasonably satisfactory to the Administrative Agent and the Purchasers. The Administrative Agent shall have received a copy, certified by an officer of the Borrower as true and complete, of each Senior Debt Document as originally executed and delivered, together with all exhibits and schedules thereto. There shall not have been any material modification, amendment, supplement or waiver to the Senior Debt Documents without the prior written consent of the Administrative Agent and Purchasers. The Borrower shall have received gross cash proceeds from the issuance of the Senior Debt in an amount equal to $82,500,000 and the Borrower shall have at least $17,000,000 available for borrowing under the Revolving Loans.
     (p) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of Holdings and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on the Closing Date.
     (q) Financial Statements. The Administrative Agent and the Purchasers shall have received copies of the financial statements and projections referred to in Section 3.1 hereof, each in form and substance reasonably satisfactory to it.
     (r) No Material Adverse Change. Since December 25, 2005, there has been no material adverse change in the business, results of operations or financial condition of Holdings, the Borrower or the Subsidiaries of the Borrower, taken as a whole.
     (s) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending, ongoing or, to the knowledge of any Credit Party, threatened in any court or before any other Governmental Authority that purports to affect any Credit Party or any transaction contemplated by the Note Purchase Documents, which action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Note Purchase Agreement, the other Note Purchase Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Note Purchase Documents are true and correct in all respects, and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the month immediately preceding the Closing Date.
     (t) Equity Contribution. The Administrative Agent shall have received evidence that the Borrower shall have received from the Sponsors and the Management Investors an equity contribution in cash (and the value of the Equity Retention) of at least $69,000,000 (at least 75% of which shall be provided by the Sponsors), and such equity contribution shall constitute not less than 30% of the total capitalization of the Borrower, in each case on terms and conditions acceptable to the Administrative Agent.
     (u) Adjusted Leverage Ratios. The Administrative Agent shall have received evidence that the ratio of (A) Consolidated Funded Debt of the Borrower and its Subsidiaries as of the Closing Date to (B) Adjusted Run Rate EBITDA of the Borrower and its Subsidiaries for the 12 month period ended April 30, 2006, does not exceed 5.00 to 1.00. “Adjusted Run-Rate EBITDA” shall mean the EBITDA of the Borrower and its Subsidiaries for the applicable period on a Consolidated basis, calculated on the manner set forth on Schedule 4.1(u).
     (v) Usage of Revolving Commitments. After giving effect to the Transactions, including the issuance of the Notes hereunder on the Closing Date, (i) the aggregate principal amount of outstanding Revolving Loans, plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed $5,900,000, and (ii) the aggregate principal amount of outstanding Revolving Loans and Swingline Loans shall not exceed $1,000,000.

     (w) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Purchasers, provided by the Borrower that sets forth information required by the Patriot Act (as defined in Section 9.18) including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.
     (x) Fees. The Administrative Agent and the Purchasers shall have received all fees, if any, owing pursuant to Section 2.6.
     (y) Certain Existing Indebtedness. The Administrative Agent shall have received true, correct and complete copies, as certified by an officer of the Borrower, of all material agreements, notes, instruments and other documents with respect to the (a) Existing Mortgage Debt and (b) the SBA Loans.
     (z) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Note Purchase Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
ARTICLE V
AFFIRMATIVE COVENANTS
     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Note Purchase Agreement is in effect and until the Credit Party Obligations have been paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries to:
     Section 5.1 Financial Statements.
     Furnish to the Administrative Agent and each of the Purchasers:
     (a) Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, (i) a copy of the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Consolidated Subsidiaries for such year, audited by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the preceding fiscal year and the projections for such fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, together with management discussion and analysis relating to important operational and financial developments during such fiscal period, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification and (ii) a list of any new Restaurants acquired or opened (or any Restaurants closed or sold) within the last fiscal quarter of such fiscal year and, if applicable, an amended Schedule 3.16(a) reflecting the addition of any new owned or leased Properties (or the deletion of any owned or leased Properties) as applicable, which amended Schedule 3.16(a) shall, upon consummation of the applicable acquisition or opening, or closing or sale, be substituted as a replacement Schedule 3.16(a);
     (b) Quarterly Financial Statements. As soon as available and in any event within forty five (45) days after the end of each of the fiscal quarters of the Borrower, (i) a company prepared Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such period and related company prepared Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year end audit adjustments) and the projections for such quarterly period and for the portion of the fiscal year ending with such period, all in reasonable detail and prepared in accordance with GAAP, together with management discussion and analysis relating to important operational and financial developments during such fiscal period and (ii) a list of any new Restaurants acquired or opened (or any Restaurants closed or sold) within such fiscal quarter and, if applicable, an amended Schedule 3.16(a) reflecting the addition of any new owned or leased Properties (or the deletion of any owned or leased Properties) as applicable, which amended Schedule 3.16(a) shall, upon consummation of the applicable acquisition or opening, or closing or sale, be substituted as a replacement Schedule 3.16(a);
     (c) Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each fiscal month of the Borrower, (i) a company prepared consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such period and related company prepared statements of income and retained earnings and of cash flows for the Borrower and its Consolidated Subsidiaries for such monthly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring quarterly adjustments and year end audit adjustments and the absence of footnotes) and the projections for such fiscal month all in reasonable detail and prepared in accordance with GAAP, together with management discussion and analysis relating to important operational and financial developments during such fiscal period and a certification by the principal financial or accounting officer of Borrower that the information contained in such financial statements fairly presents the financial condition of Borrower and its Consolidated Subsidiaries on the date thereof (subject to year-end adjustments) and (ii) monthly profit and loss statements for each Restaurant in electronic format or in such other manner as the Administrative Agent shall reasonably request; and
     (d) Annual Financial Plans. As soon as practicable and in any event within thirty (30) days after the end of each fiscal year, a Consolidated budget and cash flow projections prepared on a monthly basis of the Borrower and its Consolidated Subsidiaries for the following fiscal year, in form and detail reasonably acceptable to the Administrative Agent and the Required Purchasers, such budget to be prepared by the Borrower in a manner consistent with GAAP and to include an operating and capital budget, a summary of the material assumptions made in the preparation of such budget. Such budget shall be accompanied by a certificate of the managing partner or chief financial officer of the Borrower to the effect that the budgets and other financial data are based on reasonable estimates and assumptions, all of which are fair in light of the conditions which existed at the time the budget was made, have been prepared on the basis of the assumptions stated therein, and reflect, as of the time so furnished, the reasonable estimate of the Borrower and its Consolidated Subsidiaries of the budgeted results of the operations and other information budgeted therein;
all such financial statements to fairly present in all material respects the financial condition and results from operations of the entities and for the periods specified and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim statements, to normal recurring year end audit adjustments and the absence of footnotes) applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.
     Section 5.2 Certificates; Other Information.
     Furnish to the Administrative Agent and each of the Purchasers:
     (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under this Note Purchase Agreement, except as specified in such certificate;
     (b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2006), a certificate of a Responsible Officer substantially in the form of Schedule 5.2(b) (i) stating that (A) such financial statements present fairly the financial position of the Borrower and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis (subject, in the case of interim financial statements, to normal year end audit adjustments and the absence of footnotes), (B) each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Note Purchase Agreement to be observed, performed or satisfied by it, and (C) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) providing calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a certificate containing information regarding (i) the calculation of Excess Cash Flow

(as defined in the Senior Credit Agreement) (beginning with the fiscal year ending December 31, 2007) and (ii) the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances (as such terms are defined in the Senior Credit Agreement) that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;
     (e) promptly upon receipt thereof, a copy or summary of any other report, or “management letter” submitted or presented by independent accountants to Holdings, the Borrower or any of their respective Subsidiaries in connection with any annual, interim or special audit of the books of such Person;
     (f) promptly upon receipt thereof, copies of all notices delivered to the Borrower or any other Credit Party or sent by or on behalf of the Borrower or any other Credit Party with respect to the Senior Obligations;
     (g) promptly upon their becoming available, copies of (i) all press releases and other statements made available generally by the Credit Parties to the public concerning material developments in the business of the Credit Parties and their Subsidiaries and (ii) any non routine correspondence or official notices received by the Credit Parties or any of their Subsidiaries from any federal, state or local governmental authority which regulates the operations of the Credit Parties and their Subsidiaries;
     (h) promptly, upon the request of the Administrative Agent, the current version of the registry of holders of the Senior Obligations; and
     (i) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Purchaser, may from time to time reasonably request.
     Section 5.3 Payment of Taxes and Other Obligations.
     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its taxes (Federal, state, local and any other taxes) and other obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
     Section 5.4 Conduct of Business and Maintenance of Existence.
     Continue to engage in business of the same general type as now conducted by it on the Closing Date (and other businesses ancillary or related thereto) and preserve, renew and keep in full force and effect its existence and good standing take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 5.5 Maintenance of Property; Insurance.
     (a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).
     (b) Maintain with financially sound and reputable insurance companies insurance on all its property (including without limitation its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same geographical area by companies engaged in the same or a similar business (including, without limitation, business interruption insurance); and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. The Control Agent (for the benefit of the Secured Parties) shall be named as loss payee or mortgagee, as its interest may appear, with respect to any such casualty insurance providing coverage in respect of any Collateral, and each of the Senior Agent and Control Agent (for the benefit of the Secured Parties) shall be named as an additional insured with respect to any liability insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent and Control Agent, that it will give the Administrative Agent or Control Agent, as applicable, thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Credit Party or any other Person shall affect the rights of the Administrative Agent, Control Agent or the Purchasers under such policy or policies.
     (c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed unless such Credit Party shall have reasonably determined that such repair or replacement of the affected Collateral is not economically feasible or is not deemed in the best business interest of such Credit Party.
     Section 5.6 Inspection of Property; Books and Records; Discussions.
     Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent and any of its representatives (including, without limitation, counsel, accountants, environmental consultants or engineers and other professional advisers) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (at the Borrower’s sole cost and expense only for the initial visit and inspection each calendar year, except as otherwise provided below) and upon reasonable notice and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties with officers and employees of the Credit Parties and with their independent certified public accountants; provided, however, that when an Event of Default exists the

Administrative Agent or any Purchaser (or any of their respective representatives or independent contractors) may do any of the foregoing at the sole cost and expense of the Borrower at any time during normal business hours, with reasonable advance notice.
     Section 5.7 Notices.
     (a) Immediately after any Credit Party obtains actual knowledge thereof, provide written notice to the Administrative Agent (which shall transmit such notice to each Purchaser as soon as practicable) of the occurrence of any Default or Event of Default.
     (b) Promptly (but in no event later than five (5) Business Days after any Credit Party obtains actual knowledge thereof) provide written notice of the following to the Administrative Agent (which shall transmit such notice to each Purchaser as soon as practicable):
     (i) the occurrence of any default or event of default under any Contractual Obligation of any of the Credit Parties which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000;
     (ii) any litigation, or any investigation or proceeding (A) affecting any of the Credit Parties and involving amounts in controversy in excess of $1,000,000 or involving injunctions or requesting injunctive relief by or against any Credit Party or any Subsidiary of the Credit Parties or (B) affecting or with respect to this Note Purchase Agreement, any other Note Purchase Document or any Recapitalization Document;
     (iii) (A) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;
     (iv) any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;
     (v) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;
     (vi) any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens; and

     (vii) any other development or event which could reasonably be expected to have a Material Adverse Effect.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. in the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.
     Section 5.8 Environmental Laws.
     (a) Comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; provided, however, that the any failure(s) to comply with this Section 5.8 shall not constitute a breach of this Section 5.8 until such time as the possible liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind that may be incurred in connection therewith exceed $1,000,000 individually or in the aggregate.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings, individually or in the aggregate, could not reasonably be expected to have a material and adverse effect on the Properties or the operation thereof.
     (c) Defend, indemnify and hold harmless the Administrative Agent and the Purchasers, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability (in each case, whether threatened or actual) under, any Environmental Law applicable to the operations of the Credit Parties or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.
     Section 5.9 Financial Covenants.
     Comply with the following financial covenants:
     (a) Consolidated Total Leverage Ratio. As of the end of each fiscal quarter ending during the following periods, the Consolidated Total Leverage Ratio shall be less than or equal to:

Period	Maximum Ratio
Closing Date through March 31, 2007 (excluding the fiscal quarter ending September 30, 2006)	6.45 to 1.00
April 1, 2007 through December 31, 2007	6.15 to 1.00
January 1, 2008 through December 31, 2008	5.45 to 1.00
January 1, 2009 through December 31, 2009	4.75 to 1.00
January 1, 2010 through December 31, 2010	4.10 to 1.00
January 1, 2011 and thereafter	3.90 to 1.00
     (b) Consolidated Senior Leverage Ratio. As of the end of each fiscal quarter ending during the following periods, the Consolidated Senior Leverage Ratio shall be less than or equal to:

Period	Maximum Ratio
Closing Date through March 31, 2007 (excluding the fiscal quarter ending September 30, 2006)	4.80 to 1.00
April 1, 2007 through December 31, 2007	4.60 to 1.00
January 1, 2008 through December 31, 2008	4.10 to 1.00
January 1, 2009 through December 31, 2009	3.60 to 1.00
January 1, 2010 through December 31, 2010	3.05 to 1.00
January 1, 2011 and thereafter	2.75 to 1.00
     (c) Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter ending during the following periods, the Consolidated Fixed Charge Coverage Ratio shall be greater than or equal to:

Period	Minimum Ratio
Closing Date through March 31, 2007 (excluding the fiscal quarter ending September 30, 2006)	1.00 to 1.00
April 1, 2007 through September 30, 2007	1.10 to 1.00
October 1, 2007 through December 31, 2008	1.20 to 1.00
January 1, 2009 and thereafter	1.30 to 1.00
     (d) Consolidated Capital Expenditures. The sum of (a) Consolidated Capital Expenditures for any fiscal year less (b) the amount of payments for tenant incentives actually received by the Borrower and its subsidiaries during such fiscal year, shall be less than or equal to the amounts set forth in the table below opposite such fiscal year; provided that the maximum amount of Consolidated Capital Expenditures permitted in each fiscal year shall be increased by one hundred (100%) of the unused Consolidated Capital Expenditures from the immediately preceding fiscal year (calculated without reference to any amounts carried forward to such preceding year from any earlier year pursuant to this proviso); provided further, however, that to the extent that less than seventy percent (70%) of the permitted Consolidated Capital Expenditures for any fiscal year is utilized, the Borrower shall only be permitted to carry forward to the following fiscal year fifty percent (50%) of such unused Consolidated Capital Expenditures from such immediately preceding fiscal year (calculated without reference to any amounts carried forward from prior years pursuant to this proviso):

Fiscal Year	Amount
Fiscal Year 2006	$24,200,000
Fiscal Year 2007	$22,300,000
Fiscal Year 2008	$22,300,000
Fiscal Year 2009	$22,900,000
Fiscal Year 2010	$23,500,000
Fiscal Year 2011 and thereafter	$23,600,000
     Notwithstanding the foregoing, the Borrower will not (and will not permit any of its Subsidiaries to) commit to open any new Restaurants (including without limitation entering into any lease, purchase agreement, construction contract or other agreement or arrangement relating to the lease, acquisition, build-out or refurbishment of any property in connection with the opening or anticipated opened of a new Restaurant (other than leases which are subject to a binding written commitment)) if at such time, the Consolidated Total Leverage Ratio as at the end of the most recently ended fiscal quarter for which the Borrower has delivered the required financial statements pursuant to Section 5.1(b) and a compliance certificate pursuant to Section 5.2(b) exceeds the Incurrence Ratio, or if any Default or Event of Default then exists or would result therefrom; provided, however, that if at any time, the Consolidated Total Leverage Ratio as at the end of the most recently ended fiscal quarter for which the Borrower has delivered the required financial statements pursuant to Section 5.1(b) and a compliance certificate pursuant to Section 5.1(b) exceeds the Incurrence Ratio, the Borrower shall use commercially reasonable efforts to minimize Consolidated Growth Capital Expenditures.
     Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in this Section 5.9 (including, without limitation for the purposes of the definition of “Pro Forma Basis” set forth in Section 1.1), (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Required Purchasers, and (B) Indebtedness of a Target which is retired in connection with the Acquisition or any Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any asset disposition permitted by Section 6.4(a)(vi), (A) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent (after consultation with the Purchasers) and (B) Indebtedness that is repaid with the proceeds of such asset disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.
     Section 5.10 Additional Guarantors.
     The Credit Parties will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, and each other entity that guarantees the Senior Obligations to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Capital Stock of any other Person. The Credit Party obligations shall be secured by, among other things, a first priority (subject only to the Lien in favor of the Senior Agent securing the Senior Debt) perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Capital Stock of such new Guarantor and its Domestic Subsidiaries and 65% (or such higher percentage that would not result in material adverse tax consequences for such new Guarantor) of the voting Capital Stock and 100% of the non voting Capital Stock of its first tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) (f) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.
     Section 5.11 Compliance with Law.
     Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, except in such instances in which (a) such law, rule, regulation, order or restriction is being contested in good faith by appropriate proceedings diligently conducted or (b) such noncompliance with any such law, rule, regulation, order or restriction, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 5.12 Pledged Assets.
     (a) Cause 100% of the Capital Stock in each of its direct or indirect Domestic Subsidiaries (other than, with respect to the Capital Stock of the Borrower, any Permitted Management Capital Stock) and 65% of the Capital Stock in each of its Foreign Subsidiaries to be subject at all times to a first priority (subject only to the Lien in favor of the Senior Agent securing the Senior Debt), perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.
     (b) If, subsequent to the Closing Date, a Credit Party shall acquire any real property or any securities, instruments, chattel paper or other personal property required for perfection to be delivered to the Administrative Agent (or, as the case may be, to the Control Agent, for the benefit of the Secured Parties pursuant to the Intercreditor Agreement) as Collateral hereunder or under any of the Security Documents, promptly (and in any event within three (3) Business Days) after any Responsible Officer of a Credit Party acquires knowledge of same notify the Administrative Agent of same.
     (c) Each Credit Party shall, and shall cause each of its Subsidiaries to, take such action at its own expense as requested by the Administrative Agent (including, without limitation, any of the actions described in Section 4.1(d) or (e) hereof and delivery of opinions of counsel) to ensure that the Administrative Agent has a first priority perfected Lien (subject to Permitted Liens) to secure the Credit Party Obligations in (i) all personal property of the Credit

Parties located in the United States, (ii) to the extent deemed to be material by the Administrative Agent or the Required Purchasers in its or their sole reasonable discretion, all other personal property of the Credit Parties, (iii) subject to Section 5.20, all owned real property of the Credit Parties located in the United States and (iv) subject to Section 5.20, all leased real property of the Credit Parties located in the United States. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the Security Documents.
     Section 5.13 Hedging Agreements.
     Within 90 days following the Closing Date, the Borrower shall obtain interest rate protection, pursuant to Hedging Agreements for a term of at least three (3) years with a counterparty and on terms acceptable to the Administrative Agent, such that at least 50% of the Borrower’s total capitalization consists of Indebtedness bearing interest at a fixed rate.
     Section 5.14 Covenants Regarding Patents, Trademarks and Copyrights.
     (a) Notify the Administrative Agent promptly if it knows or has reason to know that any application, letters patent or registration relating to any Patent, Patent License, Trademark or Trademark License of the Credit Parties or any of their Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding a Credit Party’s or any of its Subsidiary’s ownership of any Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any Patent License or Trademark License, in each case to the extent any such developments could reasonably be expected to have a Material Adverse Effect.
     (b) Notify the Administrative Agent promptly after it knows or has reason to know of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any Copyright or Copyright License of the Credit Parties or any of their Subsidiaries, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) such Credit Party’s or any of its Subsidiary’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected, in each case to the extent any such developments could reasonably be expected to have a Material Adverse Effect.
     (c) (i) Promptly notify the Administrative Agent of any filing by any Credit Party or any of its Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the 30th day following such filing), of any application for registration by a Credit Party of any Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.
     (i) Concurrently, with the delivery of quarterly and annual financial statements of the Borrower pursuant to Section 5.1 hereof, provide the

Administrative Agent and its counsel a complete and correct list of all Intellectual Property owned by the Credit Parties or any of their Subsidiaries that have not been set forth as annexes of such documents and instruments.
     (ii) Upon request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles referred to in clauses (i) and (ii) owned by the Credit Parties.
     (d) Take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each material item of Intellectual Property owned by the Credit Parties and their Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.
     (e) In the event that any Credit Party becomes aware that any Intellectual Property owned by a Credit Party is infringed, misappropriated or diluted by a third party in any material respect, notify the Administrative Agent promptly after it learns thereof and, unless the Credit Parties shall reasonably determine that such Intellectual Property is not material to the business of the Credit Parties and their Subsidiaries taken as a whole take such actions as the Credit Parties shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.
     Section 5.15 Use of Proceeds.
     Use the proceeds from the issuance of the Notes (i) to finance in part the Recapitalization, (ii) to pay certain costs, fees and expenses in connection with the Transactions, (iii) to refinance certain existing Indebtedness of the Borrower, (iv) to pay any fees and expenses associated with this Note Purchase Agreement on the Closing Date and (v) for working capital and other general corporate purposes (including, without limitation, Capital Expenditures permitted hereunder), in each case not in contravention of any Law or Note Purchase Document.
     Section 5.16 Further Assurances.
     Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Note Purchase Documents and all applicable Requirements of Law.
     Section 5.17 Observation Rights.
     The Credit Parties shall allow one representative of the Purchasers to attend and participate in all meetings and other activities of the boards of directors (including any comparable governing body) of each of the Credit Parties and their Subsidiaries and all committees thereof (the “Board Observer”); provided, however, that upon the occurrence of a Default or Event of Default the number of any such Board Observers of the Purchasers shall be increased to two. The Credit Parties shall (i) give the Administrative Agent notice of all such meetings, at the same time as furnished to board members of each Credit Party and Subsidiary, as the case may be, (ii) pay the reasonable out-of-pocket costs and expenses of the Board Observer in connection with his attendance at such meetings or other activities, and indemnify the Board Observer to the extent as their other board members, (iii) provide to the Board Observer all notices, documents and information furnished to the board members of each such Credit Party and Subsidiary, as the case may be, whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time furnished to such board members, (iv) notify the Board Observer and permit the Board Observer to participate by telephone in, emergency meetings of such boards of directors and all committees thereof, (v) provide the Board Observer copies of the minutes of all such meetings at the time such minutes are furnished to the board of directors of each such Credit Party or Subsidiary, as the case may be, and (vi) cause regularly-scheduled meetings of the Boards of Directors of each of the Borrower to be held.
     Section 5.18 Exercise of Rights.
     The Credit Parties will, and will cause each of their Subsidiaries to, enforce all of the Credit Parties’ and their Subsidiaries’ material rights, including, without limitation, all material indemnification rights under the Recapitalization Documents, and pursue all material remedies available to the Credit Parties and their Subsidiaries with diligence and in good faith in connection with the enforcement of any such rights, in each case in accordance with the reasonable business judgment of their respective boards of directors after taking into account the interests of the Purchasers and the Administrative Agent.
     Section 5.19 Amendments and Modifications to the Senior Debt Documents.
     The Credit Parties shall promptly, and in any event within one Business Day of the occurrence of the same, notify the Administrative Agent of any amendment, supplement, modification (pursuant to a waiver or otherwise) or refinancing the terms of the Senior Obligations or the Senior Debt Documents, which notice shall include a certified copy of such amendment, supplement, modification, waiver or refinancing. If any amendment or modification to the Senior Debt Documents amends or modifies any covenant (including any financial covenant) or event of default contained in the Senior Debt Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date hereof; or if any amendment or modification to the Senior Credit Agreement or other Senior Debt Document adds an additional covenant or event of default therein, the Credit Parties shall permit the Purchasers to make a similar amendment or modification to the corresponding covenant or Event of Default in this Agreement or such other Note Purchase Document or insert a corresponding new covenant or event of default in this Agreement or such other Note Purchase Document without the need for any further action or consent by the Borrower; provided that, in the case of any amendment or modification to any financial covenant, following such amendment or modification, the ratio that the original ratio in the Senior Credit Agreement bears to the corresponding ratio in this Agreement in effect as of the date hereof remains the same.
     Section 5.20 Further Assurances Regarding Real Property.
     (a) Within (x) sixty (60) days after the Closing Date, in the case of owned real property, and (y) one hundred twenty (120), in the case of leased real property, subject to subsection (b) below (or in each case such later date as may be agreed by the Administrative Agent), the Administrative Agent shall have received the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:
     (i) fully executed and notarized Mortgage Instruments encumbering the owned and leased real Properties listed in Schedule 3.16(a);
     (ii) a title commitment obtained by the Credit Parties in respect of each of the owned and leased real Properties listed in Schedule 3.161a);
     (iii) surveys of the owned real Properties listed in Schedule 3.16(a);
     (iv) an opinion of counsel to the Credit Parties for each jurisdiction in which the owned and leased real Properties listed on Schedule 3.16(a) is located; and
     (v) with respect to the owned Real Properties listed in Schedule 3.16(a), an intercreditor agreement between the Administrative Agent and The Huntington National Bank.
     (b) Notwithstanding the foregoing, with respect to any leased real property, the Credit Parties shall only be required to use commercially reasonable efforts to obtain the consents of the applicable landlords to mortgages on such leased real property and the failure of any such landlord to give its consent thereto shall not, in and of itself; be deemed a Default or Event of Default hereunder. In the event that any such landlord will not give its consent to a mortgage on such leased real property, then, to the extent there is located at such any such leased location any personal property Collateral, the Borrower shall use its commercially reasonable efforts to obtain a landlord waiver, in each case, in form and substance satisfactory to the Administrative Agent; provided that the failure of any such landlord to provide such waiver shall not, in and of itself, be deemed a Default or Event of Default hereunder.
     Section 5.21 Payment of Certain Indebtedness.
     Within sixty (60) days of the Closing Date (or, if sooner, as required by the documents with respect thereto), the Borrower shall have repaid the SBA Loans in full and provided to the Administrative Agent evidence in form and substance satisfactory to the Administrative Agent that all liens, security interests and other encumbrances related thereto have been terminated.

ARTICLE VI
NEGATIVE COVENANTS
     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Note Purchase Agreement is in effect and until the Credit Party Obligations have been paid in full, that:
     Section 6.1 Indebtedness.
     The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness arising or existing under this Note Purchase Agreement and the other Note Purchase Documents;
     (b) Indebtedness (excluding the Senior Obligations) existing as of the Closing Date as set forth on Schedule 6.1(b) and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;
     (c) Indebtedness incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness (excluding any such Indebtedness consisting of a Sale-Leaseback Transaction permitted under Section 6.12 to the extent such lease is deemed to be a Capital Lease) shall not exceed $2,500,000 at any time outstanding;
     (d) Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;
     (e) Indebtedness owed from a Credit Party to another Credit Party (other than Holdings);
     (f) the Senior Debt;
     (g) Guaranty Obligations in respect of Indebtedness of the Borrower or a Subsidiary to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1, in each case to the extent the related Investment made by the provider of such Guaranty Obligation is permitted under Section 6.5; and
     (h) other unsecured Indebtedness of Credit Parties which does not exceed $5,000,000 in the aggregate at any time outstanding; provided, however, that the Indebtedness permitted pursuant to this clause (h) shall not exceed $2,000,000 in the aggregate at any time outstanding unless, as of the date of such incurrence, after giving effect to the incurrence of any such Indebtedness on a Pro Forma Basis as of the end of the most recently ended fiscal quarter for which the Borrower has delivered the required financial statements pursuant to Section 5.1(b) and a compliance certificate pursuant to Section 5.2(b), the Consolidated Leverage Ratio does not exceed the Incurrence Ratio.
     Section 6.2 Liens.
     The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 6.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the benefit of the Purchasers.
     Section 6.3 Nature of Business.
     The Credit Parties will not, nor will they permit any of their Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in ancillary or related businesses.
     Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.
     The Credit Parties will not, nor will they permit any Subsidiary to:
     (a) dissolve, liquidate or wind up its affairs, consolidate or merge with another Person, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:
     (i) Specified Sales;
     (ii) the disposition of property or assets as a result of a Recovery Event to the extent the Net Cash Proceeds therefrom are used to repay Senior Debt pursuant to Section 2.7(b)(vi) of the Senior Credit Agreement as in effect on the date hereof without giving effect to any waiver or consent with respect thereto or repair or replace damaged property or to purchase or otherwise acquire new assets or property in accordance with the terms of Section 2.7(b)(vi) of the Senior Credit Agreement as in effect on the date hereof without giving effect to any waiver or consent with respect thereto;
     (iii) the sale, lease or transfer of property or assets from a Credit Party to another Credit Party (other than Holdings); provided that prior to or simultaneously with any such sale, lease or transfer, all actions reasonably required by the Administrative Agent shall be taken to insure the continued perfection and priority of the Administrative Agent’s Liens on such property and assets;
     (iv) the consolidation, liquidation or merger of a Credit Party into the Borrower or a wholly owned Subsidiary of the Borrower or any Subsidiary into the Borrower or a wholly owned Subsidiary of the Borrower; provided that (A) prior to or simultaneously with any such consolidation, liquidation or merger, all actions reasonably required by the Administrative Agent shall be taken to insure the continued perfection and priority of the Administrative Agent’s Liens on the property and assets of each such Credit Party and (B) if such consolidation, liquidation or merger involves the Borrower, the Borrower shall be the surviving entity;
     (v) the termination of any Hedging Agreement permitted pursuant to Section 6.1;
     (vi) Sale Leaseback Transactions permitted pursuant to Section 6.12(ii);
     (vii) the sale, transfer or other disposition of property or assets in connection with the closing or relocation of restaurants not to exceed $5,000,000 in any fiscal year or $10,000,000 in the aggregate during the term of this Note Purchase Agreement; and
     (viii) other sales, leases or transfers of property or assets (excluding sale and lease back transactions) in an amount not to exceed $10,000,000 in the aggregate during the term of this Note Purchase Agreement;
provided, that, with respect to clauses (i), (ii) and (vi) above, at least 75% of the consideration received therefor by such Credit Party shall be in the form of cash or Cash Equivalents; or
     (b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) transactions permitted pursuant to Section 6.4(a), (3) Investments permitted pursuant to Section 6.5, and (C) Permitted Acquisitions.
     Section 6.5 Advances, Investments and Loans.
     The Credit Parties will not, nor will they permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.
     Section 6.6 Transactions with Affiliates.
     Except for transactions expressly permitted hereunder, the Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s length transaction with a Person other than an officer, director, shareholder or Affiliate; provided that the Credit Parties shall provide the Administrative Agent with a written notice of any such proposed permitted transaction a reasonable number of Business Days in advance of the consummation of such transaction (which written notice shall set forth a summary of the material terms of such transaction and a copy of all documentation proposed to be executed or delivered in connection therewith); and provided further that so long as no Default or Event of Default is continuing the foregoing restriction shall not apply to management fees and expenses permitted by Section 6.14.
     Section 6.7 Ownership of Subsidiaries; Restrictions.
     The Credit Parties will not, nor will they permit any Subsidiary to, (a) permit any person (other than the Borrower or any a wholly owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, (b) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock, (c) permit, create, incur or assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens, (d) create, form or acquire any Foreign Subsidiaries or (e) become a general partner in a partnership.
     Section 6.8 Fiscal Year; Organizational Documents; Material Contracts; Etc.
     No Credit Party will, nor will they permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect adverse to the interests of the Purchasers without the prior written consent of the Required Purchasers, (c) change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation, or (d) make any change in accounting polices or reporting practices, except as required by GAAP.
     Section 6.9 Limitation on Restricted Actions.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) declare or pay dividends or any other distributions to any Credit Party (other than Holdings) on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor or encumber its assets pursuant to the Note Purchase Documents, except (in respect of any of the matters referred to in clauses (a) (d) above) for such encumbrances or restrictions existing under or by reason of (i) this Note Purchase Agreement and the other Note Purchase Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) the Senior Debt Documents or (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
     Section 6.10 Restricted Payments; Prepayments of Other Indebtedness.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly:

     (a) declare, order, make or set apart any sum for or pay any Restricted Payment, except:
     (i) to make dividends payable solely in the same class of Capital Stock of such Person;
     (ii) to make dividends or other distributions payable to any Credit Party (other than Holdings);
     (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay such amounts as are permitted under Section 6.14;
     (iv) the Borrower may make payments to Holdings to pay (A) franchise taxes, directors fees (to someone not otherwise an Affiliate of any Sponsor (other than a portfolio company of the Sponsors) or Credit Party) and reasonable accounting, legal and other administrative expenses incurred in the ordinary course of operating a holding company of Holdings when due, in an aggregate amount not to exceed $500,000 in any fiscal year, and (B) all federal, state and local income taxes payable by Holdings to the extent attributable to the operations of the Borrower and its Subsidiaries;
     (v) the Borrower may repurchase, redeem, or otherwise acquire for value any Capital Stock of the Borrower, and the Borrower may make distributions, loans and advances to Holdings to enable the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings held by (A) any current or former officer, director, consultant or employee of Holdings, the Borrower or any of the Subsidiaries of the Borrower (or heirs or other permitted transferees thereof); provided that the aggregate amount of Restricted Payments made by the Borrower pursuant to this clause (v) may not exceed (A) $2,500,000 million in any fiscal year, and (B) $5,000,000 for all such Restricted Payments made after the Closing Date; provided, further, that no Default or Event of Default then exists or would exist after giving effect to any Restricted Payment made pursuant to this clause (v), and the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such payment on a Pro Forma Basis the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9;
     (vi) there shall be permitted hereunder (i) the repurchase of Capital Stock by the Borrower deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Capital Stock represents a portion of the exercise price of those options, warrants or other convertible securities, and (ii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants or other convertible securities; and

     (vii) the Borrower may repay the Senior Debt in accordance with the terms hereof and of the Intercreditor Agreement (as in effect on the Closing Date or as otherwise modified with the consent of the Borrower).
     (b) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, make (or give any notice with respect thereto) any voluntary, optional or other non scheduled payment, prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of such Person (other than Indebtedness under the Note Purchase Documents or the Senior Debt Documents) (in each case, whether or not mandatory);
     (c) make any payment in respect of any Subordinated Debt in violation of the relevant subordination provisions; or
     (d) make any payment or prepayment of principal of, or premium or interest on, any Indebtedness of such Person held by a Sponsor or any of its Affiliates (other than the Borrower or any Subsidiary of the Borrower).
     Section 6.11 Amendment of Debt or Recapitalization Documents.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly:
     (a) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, amend or modify any of the terms of any Indebtedness of such Person (other than Indebtedness under the Note Purchase Documents, the Senior Debt Documents and the documents governing the Existing Mortgage Debt) if such amendment or modification would add or change any terms in a manner adverse to such Person, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto;
     (b) amend or modify any Senior Debt Document, except in accordance with the terms of and as specifically permitted by the Intercreditor Agreement (as in effect on the Closing Date or as otherwise modified with the consent of the Borrower);
     (c) amend or modify any of the terms of any Subordinated Debt of such Person if such amendment or modification would add or change any terms in a manner adverse to such Person, shorten the final maturity or average life to maturity thereof or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof;
     (d) enter into, or permit to become effective, any amendment, supplement, restatement or other modification to or waiver of any Recapitalization Document that is materially adverse to the interests of the Purchasers; or
     (e) amend or modify the terms with respect to the Existing Mortgage Debt.

     Section 6.12 Sale Leaseback Transactions.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any of their Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (b) which the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease (any such transaction, a “Sale-Leaseback Transaction”); provided that:
     (i) the Credit Parties may remain liable as lessee or as a guarantor or other surety with respect to any lease entered into by any such Credit Party prior to the Closing Date and set forth on Schedule 6.12 hereto; and
     (ii) to the extent such Sale Leaseback Transaction relates to a New Property, the Credit Parties may become liable as lessee, guarantor or other surety with respect to a new lease that would otherwise be prohibited by this Section 6.12 to the extent that (A) such lease, if a Capital Lease, is permitted pursuant to Section 6.1(c), (B) the consideration received shall be at least equal to the fair market value of the property sold as determined in good faith by the Credit Party’s board of directors or other comparable managing body, (C) such Sale Leaseback Transaction shall be completed on an arm’s length basis on terms reasonably acceptable to the Administrative Agent, (D) no Default or Event of Default shall exist or would exist after giving effect thereto, (E) the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 5.9, (F) such Sale Leaseback Transaction shall be completed within 360 days of the acquisition or completion of construction, improvement or remodeling, as the case may be, of such property or asset by the Credit Parties; (G) the aggregate amount of assets sold pursuant to all Sale Leaseback Transactions made under this subsection (ii) shall not exceed $10,000,000 during the term of this Note Purchase Agreement.
     Section 6.13 No Further Negative Pledges.
     The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Note Purchase Agreement and the other Note Purchase Documents, (b) pursuant to the Senior Debt Documents, (c) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (d) in connection with any Permitted Lien or any document or instrument governing any Permitted

Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
     Section 6.14 Management Fees.
     The Credit Parties shall not, nor will they permit any Subsidiary to, directly or indirectly, pay any management, consulting or similar fees to any Affiliate or to any manager, director, officer or employee of the Credit Parties or any of their Subsidiaries; provided that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom on an actual or Pro Forma Basis (including compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9), the Credit Parties may pay (a) on the Closing Date, the “Closing Fee” due to each Sponsor under the applicable Management Agreement in an aggregate amount for both such fees not to exceed $3,100,000 and (b) after the Closing Date, the “Annual Fees,” fees for “Significant Transactions” and “Out-of-Pocket Expenses” payable to each Sponsor as provided for and in accordance with the applicable Management Agreement between the Borrower and such Sponsor as in effect on the Closing Date. For the purposes of this Section 6.14, the terms “Closing Fee,” “Annual Fees,” “Significant Transactions” and “Out-of-Pocket Expenses” shall mean, with respect to each Sponsor, the meaning given to such terms in the applicable Management Agreement between the Borrower and such Sponsor as in effect on the Closing Date.
     Section 6.15 Restrictions on Holdings.
     Holdings shall not incur any Indebtedness nor grant any Liens upon any of its properties or assets nor engage in any operations, business or activity (including, without limitation, any issuance of additional shares of its Capital Stock or other equity interests) other than holding a majority of the Capital Stock of the Borrower and its Subsidiaries, pledging its interests therein to the Administrative Agent on behalf of the Lenders, executing the Security Agreement and the Pledge Agreement in favor of the Administrative Agent on behalf of the Purchasers, guaranteeing the Credit Party Obligations as provided herein, and executing a security agreement in favor of the Senior Agent securing the Senior Debt and guaranteeing the Senior Debt as provided herein.
     Section 6.16 Use of Proceeds.
     The Credit Parties will not, and will not permit any Subsidiary to, use the proceeds of the sale of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     Section 6.17 Equity Documents.
     The Credit Parties will not, and will not permit any of their Subsidiaries to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Equity Documents without the prior written consent of the Administrative Agent if such change could reasonably be expected to adversely affect the Administrative Agent’s or any

Purchaser’s rights or interests, or the Credit Parties’ or any Subsidiary’s ability to fulfill their obligations under the Note Purchase Documents, or could otherwise reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Credit Parties will not, and will not permit any of their Subsidiaries to amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms of the Equity Documents in any manner which would (i) create a mandatory obligation to make any Restricted Payment thereunder or with respect to any Capital Stock which such Credit Party or Subsidiaries is not obligated to make on the Closing Date or (ii) increase the amount of, or accelerate the timing of, the Credit Parties’ or any Subsidiary’s obligation to make any Restricted Payment thereunder or with respect to any Capital Stock.
     Section 6.18 Financial Assistance to Senior Lender.
     The Credit Parties shall not, and will not cause or permit any Subsidiary or Affiliate to, guarantee or otherwise provide credit support for any portion of the Senior Obligations unless a similar guarantee or credit support is offered to the holders of the Notes.
     Section 6.19 SBIC Covenants.
     (a) Without the consent of each SBIC Lender, the Borrower will not issue securities to any SBIC in the future if such issuance would cause such SBIC Lender to be deemed to be a member of an “Investor Group” in “Control” of the Borrower (as such terms are defined in 13 C.F.R. § 107.865).
     (b) The Borrower shall permit representatives of each SBIC Lender reasonable access to the Borrower’s records. Upon the request of an SBIC Lender or any of its affiliates, the Borrower will furnish to such person all information reasonably requested by it in order for it to comply with its record keeping, reporting and other obligations under the SBIA or any SBIC Regulation.
     (c) For a period of one year following the date hereof, the Borrower will not change its business activity if such change would render the Borrower ineligible to receive financial assistance from an SBIC under the SBIA and the regulations thereunder (within the meanings of 13 C.F.R. §§ 107.720 and 107.760(b)).
     (d) The Borrower will at all times comply with the non-discrimination requirements of 13 C.F.R., Parts 112, 113 and 117.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Payment Default. The Borrower shall fail to pay any principal on any Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days; or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder.
     (b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Note Purchase Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Note Purchase Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.
     (c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 2.5(h), 5.1, 5.2, 5.4, 5.6, 5.7, 5.9, 5.11, 5.13, 5.17 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant contained in this Note Purchase Agreement or the other Note Purchase Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Purchasers or executed by any Credit Party in favor of the Administrative Agent or the Purchasers (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence.
     (d) Debt Cross Default. (i) any Credit Party shall default in the payment of any principal of or any interest on the Existing Mortgage Debt, (ii) any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Senior Debt, the Notes, the Guaranty and the Existing Mortgage Debt) in a principal amount outstanding of at least $1,000,000 for the Borrower and any of its Subsidiaries in the aggregate beyond any applicable grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Senior Debt, the Notes, Guaranty and the Existing Mortgage Debt) in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity.
     (e) [Intentionally Omitted.]
     (f) Bankruptcy Default. (i) The Credit Parties or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Credit Parties or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the any Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Credit Parties or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Credit Parties or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.
     (g) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against the Credit Parties or any of their Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $2,000,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.
     (h) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Purchasers, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Purchasers is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.
     (i) Change of Control. A Change of Control shall have occurred.
     (j) Failure of Note Purchase Documents. This Note Purchase Agreement (including the Guaranty) or any other Note Purchase Document or any provision hereof or thereof shall cease to be in full force and effect (other than in accordance with its terms) or to give the Administrative Agent and/or the Purchasers the security interests, liens, rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall (i) deny or disaffirm any Credit Party’s obligations under this

Note Purchase Agreement or any other Note Purchase Document or (ii) assert the invalidity or lack of perfection or priority of any Lien granted to the Administrative Agent pursuant to the Security Documents.
     (k) [Intentionally Omitted.]
     (l) Subordinated Debt. Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or to give the Purchasers the rights, powers and privileges purported to be created thereby.
     (m) Acceleration of Senior Obligations. The maturity of any of the Senior Obligations is accelerated.
     Section 7.2 Acceleration; Remedies.
     Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Notes (with accrued interest thereon), and all other amounts under the Note Purchase Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, subject to the terms of Section 8.5, with the written consent of the Required Purchasers, the Administrative Agent may, or upon the written request of the Required Purchasers, the Administrative Agent shall, take any or all of the following actions: (i) by notice of default to the Borrower declare the Notes (with accrued interest thereon) and all other amounts owing under this Note Purchase Agreement and the other Note Purchase Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and/or (ii) exercise on behalf of the Purchasers all of its other rights and remedies under this Note Purchase Agreement, the other Note Purchase Documents and applicable law. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Credit Parties.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.1 Appointment.
     Each Purchaser hereby irrevocably designates and appoints Golub Capital Incorporated (“GCI”) as the Administrative Agent of such Purchaser under this Note Purchase Agreement, and each such Purchaser irrevocably authorizes GCI, as the Administrative Agent for such Purchaser, to take such action on its behalf under the provisions of this Note Purchase Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Note Purchase Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Note Purchase Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Note Purchase Agreement or otherwise exist against the Administrative Agent.
     Section 8.2 Delegation of Duties.
     The Administrative Agent may execute any of its duties under this Note Purchase Agreement by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Purchasers and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.
     Section 8.3 Exculpatory Provisions.
     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Note Purchase Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Note Purchase Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Note Purchase Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Note Purchase Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Note Purchase Agreement, or to inspect the properties, books or records of any Credit Party.
     Section 8.4 Reliance by Administrative Agent.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an executed Transfer Supplement has been filed with the Administrative Agent pursuant to Section 9.6(c) with respect to such Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Note Purchase Agreement unless it shall first receive such advice or concurrence of the Required Purchasers as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Note Purchase Documents in accordance with a request of the Required Purchasers or all of the Purchasers, as may be required under this Note Purchase Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers and all future holders of the Notes.
     (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Purchaser that has signed this Note Purchase Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser.
     Section 8.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Purchaser or the Borrower referring to this Note Purchase Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Purchasers. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Purchasers; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Purchasers except to the extent that this Note Purchase Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Purchasers, or all of the Purchasers, as the case maybe.
     Section 8.6 Non Reliance on Administrative Agent and Other Purchasers.
     Each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Purchaser. Each Purchaser represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and made its own decision to purchase the Notes hereunder and enter into this Note Purchase Agreement. Each Purchaser also represents that it will, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Note Purchase Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the

Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Purchasers by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
     Section 8.7 Indemnification.
     The Purchasers agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the principal amount of the Notes outstanding on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Note Purchase Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Note Purchase Agreement and payment of the Notes and all other amounts payable hereunder.
     Section 8.8 The Administrative Agent in Its Individual Capacity.
     The Administrative Agent and its affiliates may make loans to, accept payments from and generally engage in any kind of business with the Borrower and the other Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Note issued to it, the Administrative Agent shall have the same rights and powers under this Note Purchase Agreement as any Purchaser and may exercise the same as though it were not the Administrative Agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.
     Section 8.9 Successor Administrative Agent.
     The Administrative Agent may resign as Administrative Agent upon 30 days’ prior written notice to the Borrower and the Purchasers. If the Administrative Agent shall resign as Administrative Agent under this Note Purchase Agreement and the other Note Purchase Documents, then the Required Purchasers shall appoint from among the Purchasers a successor administrative agent for the Purchasers, which appointment shall be subject to the Borrower’s approval (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term

“Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Note Purchase Agreement or any holders of the Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Purchasers, to appoint a successor administrative agent, which appointment shall be subject to the Borrower’s approval (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing; provided that such successor administrative agent has minimum capital and surplus of at least $500,000,000. If no successor administrative agent has accepted appointment as Administrative Agent within sixty (60) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Purchasers shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Purchasers appoint a successor administrative agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the indemnification provisions of this Note Purchase Agreement and the other Note Purchase Documents and the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Note Purchase Agreement.
     Section 8.10 Other Agents.
     None of the Purchasers or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co—agent,” “book manager,” “book runner,” “lead manager,” “arranger,” “lead arranger” or “co—lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Purchasers, those applicable to all Purchasers as such. Without limiting the foregoing, none of the Purchasers or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Purchaser. Each Purchaser acknowledges that it has not relied, and will not rely, on any of the Purchasers or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     Section 8.11 Intercreditor Agreement.
     Each of the Purchasers hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Purchaser (and each Person that becomes a Purchaser hereunder pursuant to Section 9.6(c)) hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Purchaser and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
     Section 8.12 Collateral and Guaranty Matters.
     (a) The Purchasers irrevocably authorize and direct the Administrative Agent:

     (i) to release any Lien on any Property granted to or held by the Administrative Agent under any Note Purchase Document (i) upon the payment in full of all Credit Party Obligations (other than contingent indemnification obligations), (ii) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Purchasers;
     (ii) to subordinate any Lien on any Property granted to or held by the such Agent under any Note Purchase Document to the holder of any Lien on such Property that is permitted described under clause (b) of the definition of Permitted Lien in the Senior Credit Agreement as in effect on the date hereof and permitted by Section 6.2 hereof;
     (iii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder; and
     (iv) to release any Lien or release any Guarantor to the extent required under the Intercreditor Agreement.
     (b) In connection with a termination or release pursuant to this Section 8.12, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Purchasers will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.12.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendments, Waivers and Release of Collateral.
     Neither this Note Purchase Agreement, nor any of the Notes, nor any of the other Note Purchase Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1. The Required Purchasers may, or, with the written consent of the Required Purchasers, the Administrative Agent may, from time to time, (a) enter into with the Borrower or any other Credit Party written amendments, supplements or modifications hereto and to the other Note Purchase Documents for the purpose of adding any provisions to this Note Purchase Agreement or the other Note Purchase Documents or changing in any manner the rights of the Purchasers or of the Borrower or any other Credit Party hereunder or thereunder or (b) waive, on such terms and conditions as the Required Purchasers may specify in such instrument, any of the requirements of this Note Purchase Agreement or the other Note Purchase Documents or any

Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:
     (i) reduce the amount or extend the scheduled date of maturity of any Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post default rate set forth in Section 2.5(d) which shall be determined by a vote of the Required Purchasers) or extend the scheduled date of any payment thereof, in each case without the written consent of each Purchaser directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.5, nor any amendment of Section 2.5 or the definition of Change of Control, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Note; or
     (ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Purchasers, without the written consent of all the Purchasers; or
     (iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or
     (iv) except as otherwise provided in Section 8.12, release the Borrower or all or substantially all of the Guarantors from their respective obligations hereunder or under the Guaranty, without the written consent of all of the Purchasers; or
     (v) except as otherwise provided in Section 8.12 or Section 9.6(a), release all or substantially all of the Collateral without the written consent of all of the Secured Parties; or
     (vi) subordinate the Notes or other Credit Party Obligations to any other Indebtedness without the written consent of all of the Purchasers; or
     (vii) permit the Borrower to assign or transfer any of its rights or obligations under this Note Purchase Agreement or other Note Purchase Documents without the written consent of all of the Purchasers; or
     (viii) amend, modify or waive any provision of the Note Purchase Documents requiring consent, approval or request of the Required Purchasers or all Purchasers without the written consent of the Required Purchasers or all the Purchasers as appropriate; or
     (ix) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.5(f) or the pro rata treatment of payments in Section 2.5(f), without the written consent of the Required Purchasers;

     provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Note Purchase Document shall in any event be effective, unless in writing and signed by the Administrative Agent, in addition to the Purchasers required hereinabove to take such action.
     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Purchasers and shall be binding upon the Borrower, the other Credit Parties, the Purchasers, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Purchasers and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and other Note Purchase Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     Notwithstanding any of the foregoing to the contrary, the consent of the Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.
     Notwithstanding the fact that the consent of all the Purchasers is required in certain circumstances as set forth above, (x) each Purchaser is entitled to vote as such Purchaser sees fit on any bankruptcy reorganization plan that affects the Notes, and each Purchaser acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Purchasers may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     Section 9.2 Notices.
     (a) Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties, the Administrative Agent and the Purchasers, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the other Credit Parties:	Bravo Development, Inc.
777 Goodale Boulevard
Columbus, Ohio 43212
Attention: Jerry Henderson
Fax: (614) 340-7923
Tele: (614) 340-9218

with a copy to:

Bravo Development Holdings, LLC
c/o Bruckmann, Rosser, Sherril & Co.
126 East 56th Street, 29th Floor
New York, New York 10022
Attention: Richard Leonard
Telecopier: (212) 521-3799
Telephone: (212) 521-3791

The Administrative Agent and any Purchaser:	Golub Capital Incorporated
551 Madison Avenue, 6th Floor
New York, NY 10022
Attention: Gregory W. Cashman
Russell C. Zomback
Telecopier: 212-750-5505
Telephone: 212-660-7270

with a copy to:

Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention: Steven M. Ellis
Telecopier: 617-526-9899
Telephone: 617- 526-9660
     (b) Notices and other communications to the Purchasers or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Purchaser pursuant to Article H if such Purchaser, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed to have been delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been delivered at later of the opening of business on the next Business Day for the recipient or the sender’s receipt of such acknowledgement, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Section 9.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Purchaser, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 9.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Note Purchase Agreement and the Notes; provided that all such representations and warranties shall terminate on the date upon which all amounts owing hereunder and under any Notes have been paid in full.
     Section 9.5 Payment of Expenses and Taxes.
     The Credit Parties agree (a) to pay or reimburse the Administrative Agent for all reasonable out of pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification (in any case, whether executed or proposed) to, this Note Purchase Agreement and the other Note Purchase Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Purchaser and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note Purchase Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Purchasers (including reasonable allocated costs of in house legal counsel), (c) on demand, to pay, indemnify, and hold each Purchaser and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Note Purchase Documents and any such other documents, and (d) to pay, indemnify, and hold each Purchaser and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Note Purchase Documents and any such other documents and the use, or proposed use, of proceeds of the Notes (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Purchaser with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or such Purchaser, as determined by a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment of the Notes and all other amounts payable hereunder.
     Section 9.6 Successors and Assigns; Participations; Securitization; Transfers.
     (a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Purchasers, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note Purchase Agreement or the other Note Purchase Documents without the prior written consent of each Purchaser.
     (b) Any Purchaser may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Note held by such Purchaser or any other interest of such Purchaser hereunder, in each case in minimum amounts of $1,000,000 (or, if less, the entire principal amount of such Purchaser’s Note or the entire amount of such other interests). In the event of any such sale by a Purchaser of participating interests to a Participant, such Purchaser’s obligations under this Note Purchase Agreement to the other parties to this Note Purchase Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance thereof, such Purchaser shall remain the holder of any such Note for all purposes under this Note Purchase Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Note Purchase Agreement. No Purchaser shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Note Purchase Agreement or any other Note Purchase Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Note or other interest in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post default rate) or reduce the principal amount thereof or any other amount payable with respect thereto (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation), (ii) release any material Guarantor from its obligations under the Guaranty, (iii) release any material portion of the Collateral, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Note Purchase Agreement. In the case of any such participation, the Participant shall not have any rights under this Note Purchase Agreement or any of the other Note Purchase Documents (the Participant’s rights against such Purchaser in respect of such participation to be those set forth in the agreement executed by such Purchaser in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Purchaser had not sold such participation; provided that each Participant shall be entitled to the benefits of Section 9.5 with respect to its participation in the Notes outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Purchaser would have been entitled to receive in respect of the amount of the participation transferred by such transferor Purchaser to such Participant had no such transfer occurred. If at any time a Purchaser wishes to assign and transfer of record into the name of any Participant its participation and related rights and obligations arising under the Note Purchase Documents, the Credit Parties and the other Purchasers will execute and deliver such agreements and instruments as such Purchaser may reasonably request (including without limitation new Notes in such amounts as such Purchaser may request) to effect the assignment and transfer to such Participant (in its own name) of such participation, or such part thereof as may be so assigned and transferred.
     (c) Each Purchaser shall be entitled to assign and transfer all or any part of its Notes, or any interest or participation therein, and its related rights under the Note Purchase Documents to one or more Eligible Transferees (as defined below) by the execution of a Transfer Supplement; provided, however, that any assignment and transfer of a Note (or portion thereof) to any Person other than an Affiliate of any Purchaser shall be in a principal amount not less than the lesser of (i) $1,000,000 and (ii) the remaining principal amount with respect to such Note. Upon the assignment or transfer by such Purchaser of all or any part of its Notes or its interest therein, the term “Purchaser” as used herein shall thereafter include, to the extent of the interest so assigned or transferred, the assignee or transferee of such interest. “Eligible Transferee” shall mean: (i) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (iii) a finance company, insurance company or other financial institution or investment fund that is engaged in making, purchasing or otherwise investing in loans or debt securities, provided that any such entity shall be subject to the Borrower’s approval (not to be unreasonably withheld, delayed or conditioned) so long as no Event of Default has occurred and is continuing, unless GCI continues to be the Administrative Agent for such entity, (iv) any other Purchaser, (v) any Affiliate (other than individuals) of a Purchaser and any Purchaser’s Related Funds, and (vi) any other Person, provided that any such other Person shall be subject to the Borrower’s approval (not to be unreasonably withheld, delayed or conditioned) so long as no Event of Default has occurred and is continuing. “Related Fund” shall mean a fund, special purpose investment vehicle, securitization vehicle, money market account, investment account or other account managed or serviced by a Purchaser or an Affiliate of such Purchaser or its investment manager, or any other entity in which a Purchaser or an Affiliate of such Purchaser has a substantial equity interest.
     (d) The Credit Parties hereby acknowledge that the Purchasers and each of their Affiliates may sell or securitize all or any part of the Notes (a “Securitization”) through the pledge of all or any part of the Notes as collateral security for loans to such Purchasers or their Affiliates or through the sale of all or any part of the Notes or the issuance of direct or indirect interests in all or any part of the Notes, which loans to such Purchasers or their Affiliate or direct or indirect interests may be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”). The Credit Parties shall cooperate with such Purchasers and their Affiliates to effect the Securitization, including by (a) amending this Agreement and the other Note Purchase Documents, and executing such additional documents, as reasonably requested by such

Purchasers in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs on the Credit Parties (other than de minimus costs) and (ii) any such amendment or additional documentation does not adversely affect the rights, or increase the obligations, of the Credit Parties under the Note Purchase Documents or change or affect in a manner adverse to the Credit Parties the financial terms of the Notes, and (b) providing such information as may be reasonably requested by such Purchasers in connection with the rating of the Notes or the Securitization.
     (e) Upon its receipt of a duly executed Transfer Supplement, together with payment to the Administrative Agent by the transferor Purchaser or the Purchasing Purchaser (except for any assignment by a Purchaser to an Affiliate of such Purchaser), as agreed between them, of a registration and processing fee of $3,500 for each transferee listed in such Transfer Supplement and the Notes subject to such Transfer Supplement, the Administrative Agent shall (i) accept such Transfer Supplement and (ii) record the information contained therein in the Register.
     (f) Each Credit Party authorizes each Purchaser to disclose to any Participant or transferee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Purchaser’s possession concerning the Credit Parties and their Affiliates which has been delivered to such Purchaser by or on behalf of a Credit Party pursuant to this Note Purchase Agreement or which has been delivered to such Purchaser by or on behalf of a Credit Party in connection with such Purchaser’s credit evaluation of the Credit Parties and their Affiliates prior to becoming a party to this Note Purchase Agreement, in each case subject to Section 9.15.
     (g) [Intentionally Omitted.]
     (h) Nothing herein shall prohibit any Purchaser from pledging or assigning any of its rights under this Note Purchase Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.
     Section 9.7 Adjustments; Set off.
     (a) Each Purchaser agrees that if any Purchaser (a “benefited Purchaser”) shall at any time receive any payment of all or part of its Notes, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Purchaser, if any, in respect of such other Purchaser’s Notes, or interest thereon, such benefited Purchaser shall purchase for cash from the other Purchasers a participating interest in such portion of each such other Purchaser’s Note, or shall provide such other Purchasers with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Purchaser to share the excess payment or benefits of such collateral or proceeds ratably with each of the Purchasers; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Purchaser, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Purchaser so purchasing a portion of another Purchaser’s Notes may exercise all rights of payment (including, without limitation, rights of set off) with respect to such portion as fully as if such Purchaser were the direct holder of such portion.
     (b) In addition to any rights and remedies of the Purchasers provided by law (including, without limitation, other rights of set off), each Purchaser shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Purchaser or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Purchaser may elect, against and on account of the Notes and other Credit Party Obligations of the Borrower and the other Credit Parties to such Purchaser hereunder and claims of every nature and description of such Purchaser against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under any other Note Purchase Document or any Hedging Agreement provided by such Purchaser pursuant to the terms of this Agreement, as such Purchaser may elect, whether or not such Purchaser has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set off may be exercised by such Purchaser against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set off shall not have been exercised by such Purchaser prior to the occurrence of any Event of Default. Each Purchaser agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Purchaser; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.
     Section 9.8 Table of Contents and Section Headings.
     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Note Purchase Agreement.
     Section 9.9 Counterparts.
     This Credit Agreement may be executed by one or more of the parties to this Note Purchase Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Note Purchase Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     Section 9.10 Integration; Effectiveness; Continuing Agreement.
     (a) This Credit Agreement, together with the other Note Purchase Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Note Purchase Agreement and those of any other Note Purchase Document, the provisions of this Note Purchase Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Purchasers in any other Note Purchase Document shall not be deemed a conflict with this Note Purchase Agreement. Each Note Purchase Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     (b) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Purchasers and it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Purchaser, and thereafter this Note Purchase Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Purchaser and their respective successors and permitted assigns.
     (c) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Notes, interest, fees and other Credit Party Obligations (other than those obligations that expressly survive the termination of this Note Purchase Agreement) have been paid in full. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Note Purchase Agreement) under the Note Purchase Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Purchaser, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Note Purchase Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Purchaser in connection therewith shall be deemed included as part of the Credit Party Obligations.
     Section 9.11 Severability.
     Any provision of this Note Purchase Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 9.12 Governing Law.
     This Credit Agreement and the Notes and the rights and obligations of the parties under this Note Purchase Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

     Section 9.13 Consent to Jurisdiction and Service of Process.
     All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Note Purchase Agreement, any Note or any of the other Note Purchase Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and, by execution and delivery of this Note Purchase Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Note Purchase Agreement from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified, mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Purchasers irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Purchaser to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.
     Section 9.14 [Intentionally Omitted.]
     Section 9.15 Confidentiality.
     The Administrative Agent and each of the Purchasers agrees that, without the prior consent of the Borrower, it will not disclose any information with respect to the Credit Parties which is furnished pursuant to this Note Purchase Agreement, any other Note Purchase Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Purchasers in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that the Administrative Agent and any Purchaser may disclose any such information (a) to its employees, Affiliates, auditors and counsel or to another Purchaser, (b) as has become generally available to the public other than by a breach of this Section 9.15, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Purchaser or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Purchaser, (e) to any prospective Participant, Transferee or assignee in connection with any contemplated transfer, assignment, participation or Securitization pursuant to Section 9.6; provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Note Purchase Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Note Purchase Agreement customarily found in such publications), (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Note Purchase Documents or any Hedging Agreement, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15), (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Purchaser’s investment portfolio in connection with ratings issued with respect to such Purchaser, and (j) to its actual or prospective limited partners or members in the ordinary course of their operations as an investment fund, subject to reasonable and customary confidentiality precautions.
     Section 9.16 Acknowledgments.
     The Borrower and the other Credit Parties each hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of each Note Purchase Document;
     (b) neither the Administrative Agent nor any Purchaser has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Note Purchase Agreement and the relationship between Administrative Agent and Purchasers, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and
     (c) no joint venture exists among the Purchasers or among the Borrower or the other Credit Parties and the Purchasers.
     Section 9.17 Waivers of Jury Trial; Waiver of Consequential Damages.
     THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE PURCHASERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each of the Borrower and the other Credit Parties agree not to assert any claim against any other party to this Note Purchase Agreement or any of their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.
     Section 9.18 Patriot Act Notice.
     Each Purchaser and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107 56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Purchaser or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
     Section 9.19 Subordination of Intercompany Debt.
     Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in fall of all Credit Party Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 9.19, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.
ARTICLE X
GUARANTY
     Section 10.1 The Guaranty.
     In order to induce the Purchasers to enter into this Note Purchase Agreement and the other Note Purchase Documents and to extend credit hereunder and thereunder, and in recognition of the direct benefits to be received by the Guarantors from the extensions of credit hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Purchasers as follows: Each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Administrative Agent or any Purchaser. If any or all of the indebtedness becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Secured Parties or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Secured Parties in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article X in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Note Purchase Agreement or any other Note Purchase Documents, including specifically all Credit Party Obligations, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

     Notwithstanding any provision to the contrary contained herein or in any other of the Note Purchase Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, Bankruptcy Laws).
     Section 10.2 Bankruptcy.
     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Secured Parties whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Secured Parties, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Secured Party, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 10.3 Nature of Liability.
     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or any Secured Party on the Credit Party Obligations which the Administrative Agent or such Secured Party repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 10.4 Independent Obligation.
     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

     Section 10.5 Authorization.
     Each of the Guarantors authorizes the Administrative Agent and each Secured Party without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Note Purchase Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Purchasers in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.
     Section 10.6 Reliance.
     It is not necessary for the Administrative Agent or any Secured Party to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 10.7 Waiver.
     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Secured Party to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Secured Party’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Purchaser may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Purchasers, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest,

notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Purchaser shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of any Secured Party against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to such Secured Party (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or any Secured Party now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Secured Parties to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full.
     Section 10.8 Limitation on Enforcement.
     The Secured Parties agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Purchasers and that no Secured Party shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties under the terms of this Note Purchase Agreement. The Secured Parties further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.
     Section 10.9 Confirmation of Payment.
     The Administrative Agent and the Purchasers will, upon request after the irrevocable payment of the indebtedness and obligations which are the subject of this Guaranty in full, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid, subject to the provisions of Section 10.2.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	BRAVO DEVELOPMENT, INC., an Ohio Corporation
	By:	/s/ Jerome P. Henderson
		Name:	Jerome P. Henderson
		Title:	Chief Financial Officer and Treasurer

HOLDINGS:	BRAVO DEVELOPMENT HOLDINGS LLC a Delaware limited liability company
	By:	/s/ Harold O. Rosser
		Name:	Harold O. Rosser
		Title:	Advisor

GUARANTORS:	CUCINA CONSTRUCTION, INC. an Ohio corporation
	By:	/s/ Jerome P. Henderson
		Name:	Jerome P. Henderson
		Title:	Chief Financial Officer and Treasurer

BRAVO DEVELOPMENT OF KANSAS, INC. a Kansas corporation
	By:	/s/ Jerome P. Henderson
		Name:	Jerome P. Henderson
		Title:	Vice President

BRIO TUSCAN GRILLE OF WOODLANDS, INC. a Texas corporation
	By:	/s/ Laura A. Tappen
		Name:	Laura A. Tappen
		Title:	President, Secretary and Treasurer

Note Purchase Agreement Signature Page

ADMINISTRATIVE AGENT:	GOLUB CAPITAL INCORPORATED, a New York Corporation
	By:	/s/ Gregory W. Cashman
		Name:	Gregory W. Cashman
		Title:	Vice President

PURCHASERS:	GOLUB CAPITAL CP FUNDING LLC,
	By:	/s/ Gregory W. Cashman
		Name:	Gregory W. Cashman
		Title:	Chief Investment Officer

GOLUB CAPITAL LOAN TRUST 2005-1
	By:	Golub Capital Incorporated, as Servicer

By:	/s/ Gregory W. Cashman
	Name:	Gregory W. Cashman
	Title:	Chief Investment Officer

LEG PARTNERS DEBENTURE SBIC, L.P.
By:	Golub Debenture GP, LLC, its General Partner

By:	/s/ Gregory W. Cashman
	Name:	Gregory W. Cashman
	Title:	Vice President

LEG PARTNERS III SBIC, L.P.
By:	Golub PS-GP, LLC, its General Partner

By:	/s/ Gregory W. Cashman
	Name:	Gregory W. Cashman
	Title:	Vice President

Note Purchase Agreement Signature Page

Schedule 1.1(a)
Existing Investments
None.

Schedule 1.1(b)
Existing Liens
Existing Liens
Liens on various equipment disclosed in the chart below.

Debtor Name	Filing State	Secured Party	Filing Number	Collateral
Bravo Development, Inc.	Ohio	Fleet Business Credit Corporation	OH00039488572	Equipment

Bravo Development, Inc.	Ohio	Fleet Business Credit Corporation	OH00039526059	Equipment

Bravo Development, Inc.	Ohio	CIT Bank	OH00098345652	Equipment
Liens on the real property and fixtures with respect thereto pursuant to the mortgages and loans disclosed on Schedule 6.1(b).

Schedule 1.1(c)
Scheduled Financial Information
1.	Consolidated Fixed Charges for fiscal quarter ending:

March 31, 2006: $2,475,000

2.	Consolidated EBITDA for fiscal quarter ending:

March 31, 2006: $3,867,000

Schedule 2.1(a)
Purchasers

Purchaser	Note
Golub Capital CP Funding LLC	$12,250,000.00
Golub Capital Loan Trust 2005-1	$2,500,000.00
LEG Partners Debenture SBIC, L.P.	$10,000,000.00
LEG Partners III SBIC, L.P.	$2,750,000.00
TOTAL:	$27,500,000.00

Schedule 2.1(c)
[FORM OF NOTE]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM AS PROVIDED IN THE PURCHASE AGREEMENT REFERRED TO HEREIN.
THIS NOTE IS SUBORDINATED TO THE PRIOR PAYMENT AND SATISFACTION IN CASH OF ALL SENIOR INDEBTEDNESS, AS DEFINED IN THE INTERCREDITOR AGREEMENT DATED AS OF JUNE 26, 2006, AS THE SAME MAY BE AMENDED, MODIFIED, RESTATED OR SUPPLEMENTED FROM TIME TO TIME (THE “INTERCREDITOR AGREEMENT”), TO THE EXTENT, AND IN THE MANNER PROVIDED IN THE INTERCREDITOR AGREEMENT.
BRAVO DEVELOPMENT, INC.
13.25% Senior Subordinated Secured Note

$	, 2006
FOR VALUE RECEIVED, the undersigned, Bravo Development, Inc., an Ohio corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [                    ] (together with any successors and/or assigns, the “Purchaser”), in lawful money of the United States of America and in immediately available funds, the principal amount of [                              ] DOLLARS ($                    ), with interest thereon from time to time as provided herein.
     The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof at the rates per annum and on the dates specified in Sections 2.5(c) and (d) of the Purchase Agreement (as hereinafter defined) until paid in full. A portion of the interest payable on this Note shall be paid by increasing the principal amount of this Note, as provided in Section 2.5(c) of the Purchase Agreement.
     All payments hereunder shall be made for the account of the Purchaser at its office located at 551 Madison Avenue, 6th Floor, New York, NY 10022, or to such other address as the Purchaser may designate in accordance with the terms of the Purchase Agreement.
     If any principal of or interest on this Note is not paid when due or there exists an Event of Default under the Purchase Agreement, certain additional interest may be payable on this Note in accordance with the provisions of Section 2.5(d) of the Purchase Agreement.

     This Note is one of the 13.25% Senior Subordinated Secured Notes, identical in all respects except as to principal amount and payee, issued by the Borrower pursuant to and subject to the terms of a certain Note Purchase Agreement dated as of June 26, 2006 (the “Purchase Agreement”) among the Borrower, the guarantors party thereto and the original Purchasers listed on Schedule 2.1(a) thereto. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.
     Reference is made to the Purchase Agreement for a description of the agreements of the parties, the circumstances under which the maturity of this Note may be accelerated, and the obligations of the Borrower to pay the costs of enforcement of this Note (including reasonable fees and expenses of counsel) incurred by or on behalf of the holder of this Note. In the event that this Note becomes or is declared due and payable prior to its stated maturity, this Note shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.
     The Borrower has the right under certain circumstances to prepay this Note in whole or in part, and is obligated to make certain mandatory prepayments on this Note, in each case as provided in the Purchase Agreement.
     This Note is secured by and entitled to the benefit of the Security Documents and reference is hereby made to the Note Purchase Agreement and such Security Documents for a description of the properties mortgaged, pledged and assigned, the nature and extent of the Collateral and the rights of the parties to the Security Documents in respect of such Collateral.
     This Note was issued with original issue discount (as defined in Section 1273(a) of the Internal Revenue Code of 1986, as amended.(the “IRC”) and Regulation Section 1-1273-1 promulgated thereunder). The Purchaser can obtain the information described in Regulation Section 1.1275-3 promulgated under the IRC by writing to: Chief Financial Officer, bravo Development, Inc., 777 Goodale Boulevard, Suite 100, Columbus, OH 43212.

     This Note is to be construed and interpreted in accordance with and governed by the internal laws of the State of New York.

BRAVO DEVELOPMENT, ]NC.
By:
Name:
Title:

Schedule 2.3
Commitment Fee

Recipient	Amount
Golub Associates, LLC	$295,000

wire transfer instructions: First Republic Bank Branch 79 ABA #321 081 669 Account Number: 97900006812 Account Name: Golub Associates, LLC

LEG Partners Debenture SBIC, L.P.	$200,000

wire transfer instructions: First Republic Bank Branch 79 ABA #321 081 669 Account Number: 97900006705 Account Name: LEG Partners Debenture SBIC, L.P.

LEG Partners III SBIC, L.P.	$55,000

wire transfer instructions: First Republic Bank Branch 79 ABA #321 081 669 Account Number: 97900006713 Account Name: LEG Partners III SBIC, L.P.

Total:	$550,000

Schedule 3.11(a)
Subsidiaries

Subsidiary	Outstanding Shares	Ownership
Cucina Construction, Inc.	20 shares of Common Stock	100% by Bravo Development, Inc.
Bravo Development of Kansas, Inc.	100 shares of Common Stock	100% by Bravo Development, Inc.
Brio Tuscan Grille of Woodlands, Inc.	100 shares of Common stock	100% by Bravo Development, Inc.

Schedule 3.11(b)
Capitalization

	Preferred Stock	Number of	Common Stock	Number of
Name of	Certificate	Shares of	Certificate	Shares of
Stockholder	Number	Preferred Stock	Number	Common Stock
Bravo Development Holdings LLC	1	47,659.50	1	841,050
Alton F. Doody, III	2	5,678.00	2	100,200
John C. Doody	3	2,095.25	3	36,975
Philip S. Yandolino	4	833.00	4	14,700
Jerry Henderson	5	510.00	5	9,000
Michael Moser	6	335.75	6	5,925
Matt Harding	7	208.25	7	3,675
Jim MacKenzie	8	208.25	8	3,675
Ron Dee	9	187.00	9	3,300
Brian O’Malley	10	165.75	10	2,925
Vernessa Gates	11	165.75	11	2,925
Jeff Ramm	12	127.50	12	2,250
Joe Isbell	13	127.50	13	2,250
Mike Creedon	14	127.50	14	2,250
Mike Woodburn	15	127.50	15	2,250
Debbie Ticknor	16	127.50	16	2,250
Lance Juhas	17	127.50	17	2,250
Tom Vahle	18	127.50	18	2,250
Lou Rios	19	127.50	19	2,250
Bret Adams	20	127.50	20	2,250
Justin Stratford	21	106.25	21	1,875
Laura Tappen	22	63.75	22	1,125
Dave Whisler	23	38.25	23	675
Karen Brennan	24	34.00	24	600
Nicole Fessler Roope	25	21.25	25	375
Brian Hunter	26	21.25	26	375
David Petrill	27	21.25	27	375

Schedule 3.14
Intellectual Property

			Application/	Application/
Owner	Mark	Jurisdiction	Registration Number	Registration Date
Bravo	BRIO	US	74/725916	9/7/1995
Development, Inc.			2018983	11/26/1996

Bravo	BRAVO! CUCINA	US	76/048342	5/15/2000
Development, Inc	ITALIANA		2622987	9/24/2002

Bravo	CUCINA BRAVO!	US	76/048071	5/15/2000
Development, Inc	ITALIANA		2622985	9/24/2002

Bravo	BON VIE	US	76/225708	3/16/2001
Development, Inc			2773908	10/14/2003

Bravo	BON VIE (LOGO)	US	76/314784	9/18/2001
Development, Inc			2668498	12/31/2002

Bravo	BRAVO CUCINA &	US	75/924274	2/19/2002
Development, Inc	Design		2731038	7/1/2003

Bravo	BRIO	US	76/603870	7/23/2004
Development, Inc			2996778	9/20/2005

Bravo	BRAVO!	US	76/603862	7/23/2004
Development, Inc

Bravo	BRIO & Design	US	78/605918	4/11/2005
Development, Inc
Domain Name: www.bestitalianusa.com

Schedule 3.16(a)
Location of Real Property

Property	Address	County
Development Office	18 North Main Street, Suite 4 Chagrin Falls, OH 44022-3059	Cuyahoga

Warehouse	8315B Washington Street Chagrin Falls, OH 44023	Geauga

Home Office	777 Goodale Boulevard - Suite 100 Columbus, OH 43212	Franklin

Bravo! Bethel #2 (owned)	3000 Hayden Road Columbus, OH 43235	Franklin

Bravo! Castleton #3 (owned)	8651 Castlecreek Pkwy. E. Drive Indianapolis, IN 46250	Marion

Bravo! Dayton #4 (scheduled to move 9/4/06)	2148 Miamisburg-Centerville Centerville, OH 45459	Montgomery

Bravo! Dayton #4 (new address starting 9/4/06)	2779 Miamisburg – Centerville Road Dayton, Ohio 45439	Montgomery

Bravo! Crosswoods #5 (owned)	7470 Vantage Drive Columbus, OH 43235	Franklin

Bravo! Cincinnati #6	12110 Montgomery Road Cincinnati, OH 45249	Hamilton

Bravo! McKnight #7 (owned)	4976 McKnight Road Pittsburgh, PA 15237	Allegheny

Bravo! Willowlake #9	2658 Lake Circle Drive Indianapolis, IN 46268	Marion

Bravo! Metairie #10	3413 Veteran’s Memorial Blvd Metairie, LA 70002	Jefferson

Brio Easton #11	3993 Easton Station Columbus, OH 43219	Franklin

Bravo! Robinson #12	211 Summit Park Drive Pittsburgh, PA 15275	Allegheny

Bravo! Cranberry #13	2001 – Route #19 Cranberry Township, PA 16066	Butler

Brio Winter Park #14	480 N. Orlando Avenue – Ste. #108 Winter Park, FL 32789	Orange

Brio Buckhead #15	2964 Peachtree Road N.W. Atlanta, GA 30305	Fulton

Bravo! Waterfront #16	250 W. Bridge St. W. Homestead, PA 15120	Allegheny

Bon Vie Easton #17	4089 The Strand East Columbus, OH 43219	Franklin

Property	Address	County
Brio Birmingham #18	591 Brookwood Village Birmingham, AL 35209	Jefferson

Lindey’s Polaris #19	1500 Polaris Parkway, Ste. 200 Columbus, OH 43240	Delaware

Brio Newport #20	1 Levee Way – Ste. #1140 Newport, KY 41071	Campbell

Bravo! Lansing #21	2970 Towne Centre Blvd. Lansing, MI 48912	Ingham

Brio Millenia #22	The Mall at Millenia 4200 Conroy Rd., Ste. 154 Orlando, FL 32839	Orange

Bravo! Rochester #23	Village of Rochester Hills 286 N. Adams Rd. Rochester Hills, MI 48309-1359	Oakland

Brio Perimeter #24	700 Ashwood Parkway Atlanta, GA 30338	Dekalb

Brio Crocker Park #25	200 Crocker Park Blvd. Westlake, OH 44145	Cuyahoga

Bravo! Eton #26	28889 Chagrin Blvd. Woodmere, OH 44122	Cuyahoga

Bravo! Leawood #27	5005 West 117th St. Leawood, Kansas 66211	Johnson

Bravo! Louisville #28	206 Bullitt Lane Louisville, KY 40222	Jefferson

Brio Legacy #29	24325 Cedar Road, Legacy Village Lyndhurst, OH 44124	Cuyahoga

Brio West Palm #30	The Gardens Mall 3101 PGA Blvd. Palm Beach Gardens, FL 33410	Palm Beach

Bravo! West Chester #31	9436 Waterfront Dr. West Chester, OH 45069	Butler

Brio Frontenac #32	1601 South Lindbergh Blvd. St. Louis, MO 63131	Saint Louis

Brio Stony Point #33	9210 Stony Point Parkway Richmond, VA 23235	Chesterfield

Bravo! Galleria #34	1500 Washington Rd. Pittsburgh, PA 15228	Allegheny

Brio Woodlands #35	1201 Lake Woodlands Dr. Ste. 303 (Woodlands Shopping Center) The Woodlands, TX 77380	Montgomery

Property	Address	County
Bravo! Knoxville #36	106 Major Reynolds Place (Knollwood Commercial Park) Knoxville, TN 37919-4853	Knox

Bravo! Glenview #37	2600 Navy Blvd. Glenview, IL 60025	Cook

Bravo! Zona Rosa #38	7301 N.W. 87th Street Kansas City, MO 64153	Platte

Bravo! Virginia Beach #39	193 Central Park Avenue Virginia Beach, VA 23462	Virginia Beach City

Bravo! Jordan Creek #40	Jordan Creek Town Center 120 South Jordan Creek Parkway West Des Moines, IA 50266	Dallas

Brio Country Club #41	Country Club Plaza 502 Nichols Drive Kansas City, MO 64112	Jackson

Bravo! Livonia #42	17700 Haggerty Road Livonia, MI 48152	Wayne

Bravo! Mentor #43	7787 Reynolds Road Mentor, OH 44060	Lake

Bravo! Memorial Square #44	13810 North Pennsylvania Avenue Oklahoma City, OK 73134	Oklahoma

Bravo! Brookfield Square #45	Brookfield Square, Unit D68 95 N. Moorland A147 Brookfield, WI 53005	Waukesha

Bravo! Franklin Park #46	5001 Monroe Street, Suite R-3 Toledo, OH 43623	Lucas

Brio Somerset #47	Somerset Collection 2801 West Big Beaver Road, Suite E150 Troy, MI 48084-3201	Oakland

Brio Tysons Corner #48	7854L Tysons Corner Center McLean, VA 22102	Fairfax

Bravo! La Cantera #49	The Shops at La Cantera 15900 La Cantera Parkway, Bldg #11, Suite 11200 San Antonio, TX 78256	Bexar

Bravo! Northlake Mall #50	North Lake Mall 6851 North Lake Mall Drive Charlotte, NC 28216	Mecklenburg

Bon Vie Somerset #51	2801 W. Big Beaver Road, Suite J230 Troy, MI 48084	Oakland

Property	Address	County
Bravo! Belden Village #52	4224 Everhard Road NW Canton, OH 44718	Stark

Brio Waterside #53	5505 Tamiami Trail N Suite J1 Naples, FL 34108	Collier

Brio Southlake #54	Southlake Town Square 1431 Plaza Place Southlake, TX 76092	Tarrant

Brio Piedmont #55** (scheduled to open 6/26/06)	4720 Piedmont Row Drive, Suite 150 Charlotte, NC 28209	Mecklenburg

Brio The Green #56** (scheduled to open 8/24/06)	4459 Cedar Park Drive Beaver Creek, OH 45440	Greene

Bravo! Greensboro #57** (scheduled to open 9/18/06)	3324 West Friendly Avenue Greensboro, NC

Bravo! Walden #58** (scheduled op open 10/16/06)	Sublot: TH133 One Walden Galleria Buffalo, NY 14225	Erie

Bravo! Bayshore #59** (scheduled to open 11/2/06)

Bravo! Uptown #60** (scheduled to open 11/13/06)	2220 Louisiana Boulevard, NE Albuquerque, NM	Bernalillo

Bravo! Partridge Creek** (scheduled to open in 2007)	Partridge Creek Fashion Mall Space #R-100 Clinton Township, MI 48038	Macomb

*	all properties are leased unless otherwise indicated

**	addresses for stores not yet open may change

Schedule 3.16(b)
Location of Collateral
All locations disclosed on Schedule 3.16(a)

Schedule 3.16(c)
States of Incorporation, Chief Executive Offices, etc.

Federal Tax
	State of	Chief Executive	Principal Place	Identification
Credit Party	Incorporation	Office	of Business	Number
Bravo Development, Inc.	Ohio	777 Goodale Boulevard- Suite 100 Columbus, OH	Same	34-1566328
Bravo Development Holdings, LLC	Delaware	c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, New York 10022	Same	11-3781466
Cucina Construction, Inc.	Ohio	777 Goodale Boulevard- Suite 100 Columbus, OH	Same	31-1691227
Bravo Development of Kansas, Inc.	Kansas	777 Goodale Boulevard- Suite 100 Columbus, OH	Same	None
Brio Tuscan Grille of Woodlands, Inc.	Texas	777 Goodale Boulevard- Suite 100 Columbus, OH	Same	None

Schedule 3.18
Labor Matters
None.

Schedule 3.20
Material Contracts
Leases
18 N. Main Street
Lease with Newbury Triangle, dated August 23, 2002
8315B Washington
Lease with F.A.O., Inc., dated February 28, 2003, as amended September 8, 2005 and February 13, 2006
777 W. Goodale
Lease with 777 Goodale Partners, LLC, dated April 5, 2005, as amended February 1, 2006
Dayton (#4)
Lease with Dayton Mall Venture, LLC, dated March 2, 2006
Cincinnati (#6)
Lease with Dittos-Montgomery Limited Partnership, Inc., dated October 21, 1998
Willowlake (#9)
Lease by Willow Lake East, LLC and Indianapolis Barocco Partners, LLC, as amended October 1, 1998
Metairie (#10)
Lease with Greater Lakeside Corp., dated August 26, 1998
Brio Easton (#11)
Lease with Easton Town Center LLC, dated November 12,1998
Robinson (#12)
Lease with Lafayette Partners, dated August 31, 1998, as amended February 2, 1999
Cranberry (#13)
Lease by Express Hotel Associates and the Company (“Landlord”), and THM Management Associates (“Tenant”), dated May 18, 1999
Winter Park (#14)
Lease with Winter Park Town Center, Ltd., dated April 13, 1999
Buckhead (#15)
Lease with Sheffield Inc., dated December 17, 1999

Waterfront (#16)
Lease with The Waterfront Partners, LLC, dated September 18, 2000, as amended September 4, 2001
Bon Vie Easton (#17)
Lease with Easton Town Center LLC, dated March 8, 2001, as amended August 6, 2001 and November 3, 2003
Birmingham (#18)
Lease with Colonial Realty Limited Partnership, dated March 12, 2001, as amended March 20, 2001 and October 24, 2002
Lindey’s Polaris (#19)
Lease with Polaris Mall, LLC, dated June 4, 2001, as amended August 3, 2001 and August 17, 2001
Newport (#20)
Lease with Newport on the Levee LLC, dated May 18, 2001, as amended January 7, 2002
Lansing (#21)
Lease with Lansing Pavilion, LLC, dated July 17, 2001
Millenia (#22)
Lease with Forbes Taubman Orlando, L.L.C., dated January 17, 2002
Rochester (#23)
Lease with Meadowbrook Associates, L.L.C., dated March 11, 2002
Perimeter (#24)
Lease with Mony Life Insurance Company, dated May 29, 2002
Crocker Park (#25)
Lease with Crocker Park, LLC, dated June 17, 2002, as amended September 6, 2002, January 13, 2003 and December 13, 2004.
Eton (#26)
Lease with Chagrin Retail, LLC, dated June 17, 2002, as amended August 11, 2003
Leawood (#27)
Lease with Town Center Plaza, L.L.C., dated July 17, 2002
Louisville (#28)
Lease with PNC Bank, National Association, Stock Yards Bank & Trust Company, dated October 1, 2002

Legacy (#29)
Lease with Legacy Village Partners, LLC, dated August 23, 2002
West Palm (#30)
Lease with Forbes/Cohen Florida Properties Limited Partnership, dated October 15, 2002, as amended July 9, 2003
Westchester (#31)
Lease with Cincinnati Specialty Centers, LLC, dated November 5, 2002
Frontenac (#32)
Lease with Davis Street Land Company of Missouri L.L.C., dated February 26, 2003
Stony Point (#33)
Lease with Stony Point Associates, LLC, dated December 2, 2002
Galleria (#34)
Lease with Continental/Galleria, LP, dated June 26, 2003, as amended February 29, 2004
Woodlands (#35)
Lease with The Woodlands Mall Associates, dated August 26, 2003, as amended October 7, 2004
Knoxville (#36)
Lease with Spartan Holdings, LLC, dated November 17, 2003
Glenview (#37)
Lease with Oliver McMillan Glenview, LLC, dated May 18, 2003
Zona Rosa (#38)
Lease with Zona Rosa Development, LLC, dated October 31, 2003, as amended June 4, 2004
Virginia Beach (#39)
Lease with Town Center Associates 8, L.L.C., dated November 6, 2003, as amended November 1, 2004, November 19, 2004 and June 15, 2005.
Jordan Creek (#40)
Lease with GGP Gordon Creek L.L.C., dated April 20, 2004
Country Club (#41)
Lease with Highwoods Realty Limited Partnership, dated June 25, 2004, as amended December 7, 2004
Livonia (#42)
Lease with Schoolcraft Commons Unit 3, L.L.C., dated April 2, 2004

Mentor (#43)
Lease with Torrent Properties, LLC, dated April 13, 2004
Memorial Square (#44)
Lease with Memorial Square SC, LLC, dated September 23, 2004
Brookfield Square (#45)
Lease with Brookfield Square Joint Venture, dated September 14, 2004
Franklin Park (#46)
Lease with Westfield Franklin Park Mall LLC, dated December 13, 2004, as amended May 18, 2005
Brio Somerset (#47)
Lease with Somerset Collection Limited Partnership, dated October 28, 2004
Tysons Corner (#48)
Lease with Tysons Corner Holdings LLC, dated April 6, 2005
La Cantera (#49)
Lease with La Cantera Retail Limited Partnership, dated April 14, 2005
Northlake Mall (#50)
Lease with TRG Charlotte LLC, dated March 17, 2005, as amended August 18, 2005
Bon Vie Somerset (#51)
Lease with Somerset Collection Limited Partnership, dated February 22, 2005
Belden Village (#52)
Lease with WEA Belden LLC, dated May 18, 2005, as amended August 18, 2005
Naples (#53)
Lease with Waterside Shops at Pelican Bay Trust, dated October 14, 2005
Southlake (#54)
Lease with SLTS Grand Avenue, L.P., dated June 15, 2005
Piedmont (#55)
Lease with Piedmont Town Center One, LLC, dated December 20, 2005
Dayton the Greene (#56)
Lease with Greene Town Center, LLC, dated September 2, 2005
Greensboro (#57)
Lease with Hobbs Street Properties, LLC, dated April 19, 2006

Walden (#58)
Lease with Pyramid Walden Company, L.P., dated September 15, 2005, as modified April 17, 2006
Bayshore (#59)
Lease with Bayshore Town Center, LLC, dated September 1, 2005
Uptown (#60)
Lease with Hunt Uptown, LLC, dated February 23, 2006
Partridge Creek
Lease with Partridge Creek Fashion Park, LLC, dated November 1, 2005
Other Agreements
“Crosswoods”
Promissory Note by Encore Bravo, Ltd. in favor of The Huntington National Bank, dated
July 11, 1995, and associated Mortgage and Assignment of Rents and Security Agreement, dated July
11, 1995, and the Note and Mortgage Modification Agreement dated November 11, 1995.
“Hayden Road/Bethel Road”
Promissory Note by Alton F. Doody, III in favor of The Huntington National Bank, dated May 29, 1992, and associated Mortgage, Assignment of Rents and Security Agreement.
“Indianapolis/Castleton”
Mortgage, by and between Arcadia Properties, LLC and Mid City Pioneers Corporation, dated November 10, 1994, and associated Security Agreement dated November 10, 1994.
Promissory Note, by Arcadia Properties, LLC, in favor of The Huntington National Bank of Indiana, dated April 12, 1994.
Loan Agreement, by and among Bravo Cucina of Indianapolis, Inc., Bravo Cucina, Inc., Arcadia Properties, LLC, Alton F. Doody, III, John C. Doody, and Mid City Pioneer Corporation, dated November 10, 1994.
“Pittsburgh/McKnight”
Promissory Note by Pittsburgh Bacco Partners, L.P. in favor of The Huntington National Bank dated January 6, 1997, and associated Mortgage, Assignment of Rents and Security Agreement dated January 6, 1997, Security Agreement dated January 6, 1997, and Reamortization Agreement, dated July 6, 1997.

Master Consulting Services Agreement by and between Bravo Development, Inc. and CIBER, Inc., dated May 17, 2006, and associated Statement of Work.
Agreement by and between the Borrower and Zelinko Construction, made as of January 1, 2006.
Agreement by and between the Borrower and Venture Construction Company, made as of
April 3, 2006.
Agreement by and between the Borrower and Zelinko Construction, for commencement date of April 12, 2006.
Letter of Intent by the Borrower to Venture Construction, dated April 12, 2006.
Agreement by and between the Borrower and STM Development, LLC, made as of May 4, 2006.
Letter of Intent by the Borrower to Arlington Construction, dated April 12, 2006.
Fountain Beverage Sales Agreement by and between Pepsi-Cola Company and the Borrower, effective January 1, 2002.
Foodservice Distribution Agreement by and between Distribution Market Advantage, Inc. and the Borrower, dated June 18, 2006.
Senior Credit Agreement
Management Agreement dated as of the Closing Date among Castle Harlan, Inc., Bruckmann, Rosser, Sherrill & Co. and the Borrower.
Management Agreement dated as of the Closing Date among Bruckmann, Rosser, Sherrill & Co., Castle Harlan, Inc. and the Borrower.

Schedule 3.21
Insurance

Coverage Type	Carrier	Policy Number	Expiration Date	Amount
Primary Umbrella	Continental Casualty Company	2068204222	04/01/2007	$10,000.000 each incident; $10,000,000 aggregate
General Liability	Continental Casualty Company	2088596839	04/01/2007	$1,000,000 each incident; $2,000,000 aggregate
Automobile Liability	Continental Casualty Company	2088596842	04/01/2007	$1,000,000 each accident
Employers Liability	Transportation Insurance	2088596871	04/01/2007	$1,000,000 each accident
Liquor Liability	Continental Casualty Company	2088596839	04/01/2007	$1,000,000 each accident; $2,000,000 aggregate
Employee Benefit Liability	Continental Casualty Company	2088596839	04/01/2007	$1,000,000 each employee; $2,000,000 aggregate
Excess Umbrella	Federal Insurance Company	79815113	04/01/2007	$25,000,000 each occurrence; $25,000,000 aggregate
Deductible Workers’ Compensation and Employers Liability	American Casualty Company of Reading	2088596808	04/01/2007	$1,000,000 each accident; $1,000,000 aggregate
Retrospective Workers’ Compensation and Employers Liability	Transportation Insurance Company	2088596871	04/01/2007	$1,000,000 each accident; $1,000,000 aggregate
Retrospective Stop Gap Liability	Transportation Insurance Company	2088596825	04/01/2007	$1,000,000 occurrence; $1,000,000 aggregate
Commercial Property Coverage	CNA Insurance	2072437497	04/01/2007	Various; $2,000,000 aggregate / Blanket
Inland Marine	CNA Insurance	2072437497	04/01/2007	Various
Commercial Crime	CNA Insurance	2072437497	04/01/2007	Various
Garagekeepers Liability	Continental Casualty Company	2088596842	04/01/2007	$75,000 each vehicle
Trade Name Restoration (Loss of Business Income)	Lloyds of London	330030052355	9/01/2006	$10,000,000 aggregate
Ohio Excess Coverage Compensation	Midwest Employers Casualty Company	EWC006258	03/01/2007	Statutory — workers’ compensation; $1,000,000 Employers Liability
Private Company Protection	Philadelphia Indemnity	PHSD188693	4/28/2007	$5,000,000 D&O liability, Employment Practices, Fiduciary Liability; $10,000,000 aggregate, all parts

Schedule 3.28
Certain Transactions
1.	St. Charles Lease by and between Doody, Doody & Doody, L.L.C. and New Orleans Baracco Partners L.L.C., dated November 1, 1997.

2.	Termination of Lease and Security Agreement and Agreement Relating to Removal of Equipment by and between Doody, Doody & Doody, L.L.C. and Borrower, dated November 30, 2005.

3.	Common Share Purchase Agreement by and among Alton F. Doody, III, John C. Doody and Borrower, dated November 9, 2000.

4.	Trade Name License Agreement by and between Borrower and Grant Avenue Investments, Inc., dated April 2004 (unexecuted).

5.	Employee Leasing Agreement by and between Borrower and Grant Avenue Investments, Inc., dated January 1, 2004.

6.	Management Agreement dated as of the Closing Date among Castle Harlan, Inc., Bruckmann, Rosser, Sherrill & Co. and the Borrower.

7.	Management Agreement dated as of the Closing Date among Bruckmann, Rosser, Sherrill & Co., Castle Harlan, Inc. and the Borrower.

Schedule 3.30
Small Business Concern
1.	LEG Partners Debenture SBIC, L.P.

2.	LEG Partners III SBIC, L.P.

Schedule 4.1(b)
[FORM OF]
SECRETARY’S CERTIFICATE
[INSERT NAME OF CREDIT PARTY]
June 26, 2006
     Pursuant to that certain Note Purchase Agreement dated as of June 26, 2006 (as amended, restated or otherwise modified, the “Note Purchase Agreement”), by and among Bravo Development, Inc., an Ohio corporation (the “Borrower”), Bravo Development Holdings, LLC, a Delaware limited liability company (“Holdings”), the Domestic Subsidiaries of the Borrower from time to time parties thereto (together with Holdings, collectively the “Guarantors”), the Purchasers from time to time parties thereto, and Golub Capital Incorporated, as administrative agent for the Purchasers (the “Administrative Agent”), the undersigned hereby certifies that he/she is the duly elected, qualified, and acting Secretary of [Insert name of Credit Party], a [Insert state of incorporation/formation] [corporation] [limited liability company] [limited partnership] (the “Company”) and that, as such, he/she is familiar with the facts herein certified and is duly authorized to certify the same and does hereby certify in his/her capacity as Secretary of the Company, and not individually, as follows:
     1. Attached hereto as Exhibit A is a true and complete copy of the [Articles of Incorporation] [Certificate of Formation] of the Company and all amendments thereto as in full force and effect on the date hereof.
     2. Attached hereto as Exhibit B is a true and complete copy of the [Bylaws] [Operating Agreement] [Partnership Agreement] of the Company, together with all amendments thereto, which were duly adopted and are full force and in effect on the date hereof.
     3. Attached hereto as Exhibit C is a true and complete copy of resolutions duly adopted by [Insert governing body] of the Company approving the execution, delivery and performance of the Note Purchase Agreement and the other Note Purchase Documents. Such resolutions have not in any way been amended, modified, rescinded or changed in any respect since their adoption to and including the date hereof and are now in full force and effect as of the date hereof. Such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.
     4. Each of the following persons is now a duly elected and qualified officer of the Company, holding the office indicated next to his/her name below, the signature appearing opposite his/her name below is his/her true and genuine signature, and each such officer is duly authorized to execute and deliver on behalf of the Company each of the Note Purchase Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Note Purchase Documents to which it is a party:

Title	Typed Name	Signature

     IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the date set forth above.

Secretary of [Insert name of Credit Party]

     I,                     , the duly elected                      of the Company, do hereby certify that is the duly elected and qualified Secretary of the Company and, as such, is authorized to execute this Secretary’s Certificate on behalf of the Company and that his/her true signature is set forth above.
     IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the date set forth above.

of [Insert name of Credit Party]

Secretary Certificate — Note Purchase Agreement

Schedule 4.1(i)
[FORM OF]
SOLVENCY CERTIFICATE
June 2006
Golub Capital Incorporated
   as Agent
551 Madison Avenue, 6th Floor
New York, New York 10022
Attention: Gregory W. Cashman
cc: Russell C. Zomback
Re: Solvency Certificate under the Note Purchase Agreement, dated as of June ___, 2006
Ladies and Gentlemen:
     Please refer to that certain Note Purchase Agreement, dated as of June 2006 (as amended and in effect from time to time, the “Note Purchase Agreement”), among Bravo Development, Inc. (“Borrower”), Bravo Development Holdings, LLC (“Holdings”), each of the purchasers listed on Exhibit 2.1(a) thereto (the “Purchasers”) and Golub Capital Incorporated as agent (the “Agent”). Capitalized terms defined in the Note Purchase Agreement and used in this certificate without definition shall have for purposes of this certificate the meanings assigned to them in the Note Purchase Agreement.
     This certificate (this “Certificate”) is delivered pursuant to Section 4.1(i) of the Note Purchase Agreement. The undersigned hereby certifies that he or she is the chief financial officer of Borrower (the “Undersigned”), and is familiar with the financial affairs of Borrower and each of its Subsidiaries, and that, as such, he or she is authorized to execute this Certificate on behalf of Borrower and its Subsidiaries, and further certifies and represents to the Agent on behalf of Borrower and its Subsidiaries, and without personal liability that, as of the Closing Date:
     (a) The Undersigned has continued to monitor the financial condition and operations of the Borrowers and its Subsidiaries; and the Undersigned has knowledge of the development and negotiation of the transactions contemplated by the Note Purchase Documents.
     (b) The Undersigned has reviewed and is familiar with (a) the Note Purchase Agreement, the Notes, and the other Note Purchase Documents executed in connection therewith, (b) all credit agreements, loan agreements, note purchase agreements, leases, indentures, mortgages and other documents pursuant to which any other Indebtedness of the Borrower or its Subsidiaries has been issued or is outstanding or otherwise binding upon or affecting the Borrower or its Subsidiaries or their assets, (c) all other material contracts, undertakings or agreements of the Borrower or its Subsidiaries, (d) the projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2006 to 2011 fiscal years (the “Pro Forma Projections”), prepared under my supervision and (e) the Pro Forma Balance Sheet prepared under my supervision.
     (c) The Undersigned and members of my financial staff have prepared the Pro Forma Projections, all of which have been prepared under my supervision and are based on good faith estimates and assumptions as stated therein. In preparing the Pro Forma Projections, (a) the Undersigned has confirmed that the Pro Forma Projections take into account the probable liability of existing debts (including “off-balance sheet liabilities”) as they become absolute and mature and the probable liability of all existing contingent liabilities (including guaranties and other similar obligations), (b) the Undersigned has reviewed the availability of historical and projected cash flow deriving from the realization of current assets in the ordinary course of business of the Borrower and its Subsidiaries and has compared such availability against current and long-term liabilities of the Borrower and its Subsidiaries, and (c) the Undersigned has evaluated the need for capital in the business of the Borrower and its Subsidiaries, taking into account the nature of their business and a reasonably anticipated availability of such capital in light of projections and available borrowings.
     (d) The Undersigned has analyzed the value of the Borrower’s and its Subsidiaries’ assets, considering competitive strengths and weaknesses, using standards of valuation including discounted cash flow and comparable market multiples after giving effect to the transactions contemplated under the Note Purchase Agreement.
     (e) The Undersigned has considered, in consultation with counsel to the Borrower and its Subsidiaries, whether there are any material liabilities or loss contingencies that are required to be accrued or disclosed by SFAS No. 5 or that would be material to the Borrower or its Subsidiaries.
     (f) The Undersigned has considered the Borrower’s or its Subsidiary’s rights of contribution from each other with respect to any amounts paid by the Borrower or its Subsidiary as to which the Borrower or its Subsidiary is jointly and severally liable.
     (g) After giving effect to the Transactions, the fair saleable value of the Credit Parties assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to the Note Purchase Agreement.
     (h) After giving effect to the Transactions, the Credit Parties, taken as a whole (a) do not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) have not incurred, and do not believe that they will incur after giving effect to the Recapitalization, the incurrence of the Senior Obligations and the other transactions contemplated by the Note Purchase Agreement, debts beyond their ability to pay such debts as they become due.

     (i) In executing the Note Purchase Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
     (j) The Undersigned has carefully reviewed the contents of this Certificate, and the Undersigned has conferred with counsel for the Borrower and its Subsidiaries for the purpose of discussing the meaning of its contents.
     (k) The Undersigned hereby acknowledges that the Agent and the Borrower have relied and will rely upon the statements contained herein, and the Undersigned, on behalf of the Borrower and its Subsidiaries consents to such reliance.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned has signed this Solvency Certificate as of the date set forth above.

BRAVO DEVELOPMENT, INC.
By
Name:
	Title:	Chief Financial Officer

Schedule 4.1 (u)
($ In thousands)

																Bon Vie
				Bravo Additions							Brio Additions					Addition
		Subtract															Run-Rate
	PF LTM	LTM 05 & 06	Adjusted		Memorial		Franklin			Belden							LTM
	4/23/06	New Stores	LTM	Mentor	Square	Brookfield	Park	La Cantera	North Lake	Village	Crocker Park	Somerset	Tyson’s Corner	Naples	Southlake	Somerset	Adjusted
Net Revenues	$218,070	$34,263	$183,806	$3,812	$3,372	$4,517	$4,384	$3,543	$3,292	$5,092	$5,745	$5,474	$5,625	$6,250	$5,750	$2,381	$243,041

Restaurant Level
EBITDA	$32,020	$3,223	$28,797	$609	$301	$814	$747	$28	$567	$737	$1,222	$725	$521	$956	$690	$0	$36,715
% margin	14.7%	9.4%	15.7%	16.0%	8.9%	18.0%	17.0%	0.8%	17.2%	14.5%	21.3%	13.2%	9.3%	15.3%	12.0%	0.0%	15.1%

Less: GSA	13,118	—	13,118	11	15	15	11	15	15	15	20	20	20	20	20	15	13,331

EBITDA	$18,902	$3,223	$15,679	$597	$286	$799	$736	$13	$552	$722	$1,202	$705	$501	$936	$670	($15)	$23,384
% margin	8.7%	9.4%	8.5%	15.7%	8.5%	17.7%	16.8%	0.4%	16.8%	14.2%	20.9%	12.9%	8.9%	15.0%	11.6%	(0.6%)	9.6%

Schedule 5.2(b)
[FORM OF]
OFFICER’S COMPLIANCE CERTIFICATE
Financial Statement Date: [                      ]
To: Golub Capital Incorporated, as Administrative Agent
Ladies and Gentlemen:
     Reference is hereby made ‘to the Note Purchase Agreement, dated as of June 29, 2006, among Bravo Development, Inc., an Ohio corporation (the “Borrower”), Bravo Development Holdings, LLC, a Delaware limited liability company (“Holdings”), the Domestic Subsidiaries of the Borrower from time to time parties thereto (together with Holdings, collectively the “Guarantors”), the Purchasers from time to time parties thereto, and Golub Capital Incorporated, as administrative agent for the Purchasers (the “Administrative Agent”).
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the President, the Chief Financial Officer and/or the Chief Operating Officer of the Borrower, and that, as such, he/she is authorized to execute and deliver this Officer’s Compliance Certificate to the Administrative Agent on behalf of the Credit Parties, and that:
     1. Attached hereto as Schedule 1 are the [annual][quarterly] financial statements of the Borrower and its consolidated Subsidiaries required to be delivered by Section 5.1 of the Note Purchase Agreement for the reporting period ended as of the above date. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries in accordance with GAAP as of such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes if the attached financial statements are quarterly financial statements.
     2. The undersigned has reviewed and is familiar with the terms of the Note Purchase Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its consolidated Subsidiaries during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Credit Parties during such fiscal period has been made under the supervision of the undersigned Responsible Officer and, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Note Purchase Agreement to be observed, performed or satisfied by it, and such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified below:

     4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate and indicate compliance with Section 5.9 of the Note Purchase Agreement as of the last day of the reporting period ended as of the above date and the financial information provided has been prepared in accordance with GAAP applied consistently for the periods related thereto.
     IN WITNESS WHEREOF, the undersigned has executed this Officer’s Compliance Certificate as of the date set forth above.

BRAVO DEVELOPMENT, INC., an Ohio corporation
By:
Name:
Title:

Schedule 2
to Compliance Certificate
Part I
CONSOLIDATED TOTAL LEVERAGE RATIO
As of             , 20___
Computation Date

A. Consolidated Funded Debt outstanding as of Computation Date	$

B. Consolidated EBITDA for the four fiscal quarter period (the “Computation Period”) ending on the Computation Date:	$

(1) Consolidated Net Income for the Computation Period	$

(2) to the extent deducted in determining Consolidated Net Income for the Computation Period, the sum of:

(i) income taxes	$

(ii) Consolidated Interest Expense	$

(iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future)	$

(iv) extraordinary or unusual losses as determined in accordance with GAAP, and other non-recurring or unusual losses or charges reasonably acceptable to the Administrative Agent	$

(v) Transaction Costs[1]	$

(vi) Pre-Opening Costs[2]	$

(vii) any charges related to Hedging Agreements permitted under Section 6.1(d)	$

[1]	Note to exceed $7,000,000 in the aggregate for all such charges

[2]	Not to exceed $475,000 per new Restaurant in any period

(viii) any non-cash charges related to option plans	$

(ix) management fees paid by the Borrower pursuant to the Management Agreements and permitted under Section 6.14	$

(x) any non-cash charges related to Strategic Partner Plan expense	$

(xi) The sum of Items B(2)(i) through (x)	$

(3) The sum of Items B(1) and B(2)(xi)	$

(4) to the extent included in determining Consolidated Net Income for the Computation Period, the sum of:

(i) interest income	$

(ii) cash charges related to Strategic Partner Plan expense	$

(iii) extraordinary, non-recurring, unusual or non-cash gains	$

(iv) The sum of Items B(4)(i) through (iii)	$

(5) Consolidated EBITDA (Item B(3) minus Item B(4)(iv))	$

C. Consolidated Total Leverage Ratio as of Computation Date:

The ratio of Item A to Item B(5)		: 1.00

Complete the following table for the current period and all prior periods:

Fiscal Quarter ending:	Maximum Permitted Ratio	Actual Ratio
FQ4 2006	6.45 to 1.00
FQ1 2007	6.45 to 1.00
FQ2 2007	6.15 to 1.00
FQ3 2007	6.15 to 1.00
FQ4 2007	6.15 to 1.00
FQ1 2008	5.45 to 1.00
FQ2 2008	5.45 to 1.00
FQ3 2008	5.45 to 1.00

Fiscal Quarter ending:	Maximum Permitted Ratio	Actual Ratio
FQ4 2008	5.45 to 1.00
FQ1 2009	4.75 to 1.00
FQ2 2009	4.75 to 1.00
FQ3 2009	4.75 to 1.00
FQ4 2009	4.75 to 1.00
FQ1 2010	4.10 to 1.00
FQ2 2010	4.10 to 1.00
FQ3 2010	4.10 to 1.00
FQ4 2010	4.10 to 1.00
FQ1 2011	3.90 to 1.00
FQ2 2011	3.90 to 1.00
FQ3 2011	3.90 to 1.00
FQ4 2011	3.90 to 1.00
FQ1 2012	3.90 to 1.00
FQ2 2012	3.90 to 1.00
FQ3 2012	3.90 to 1.00
FQ4 2012	3.90 to 1.00

Maximum Permitted:

Each Fiscal Quarter Ending	Maximum Ratio
Closing Date through March 31, 2007 (excluding the fiscal quarter ending September 30, 2006)	6.45 to 1.00
April 1, 2007 through. December 31, 2007	6.15 to 1.00
January 1, 2008 through December 31, 2008	5.45 to 1.00
January 1, 2009 through December 31, 2009	4.75 to 1.00
January 1, 2010 through December 31, 2010	4.10 to 1.00
January 1, 2010 and thereafter	3.90 to 1.00

Part II
CONSOLIDATED SENIOR LEVERAGE RATIO
As of                     , 20___
Computation Date

A. Consolidated Funded Debt outstanding as of Computation Date (the amount set forth in Item A of Part I of Compliance Certificate)	$

B. Subordinated Indebtedness outstanding as of Computation Date	$

C. principal amount of Notes outstanding as of Computation Date	$

D. Consolidated EBITDA for the Computation Period (the amount set forth in Item B(5) of Part I of Compliance Certificate	$

E. Consolidated Senior Leverage Ratio as of Computation Date:

The ratio of (i) Item A minus Item B minus Item C to (ii) Item D		: 1.00
Complete the following table for the current period and all prior periods:

Fiscal Quarter ending:	Maximum Permitted Ratio	Actual Ratio
FQ4 2006	4.80 to 1.00
FQ1 2007	4.80 to 1.00
FQ2 2007	4.60 to 1.00
FQ3 2007	4.60 to 1.00
FQ4 2007	4.60 to 1.00
FQ1 2008	4.10 to 1.00
FQ2 2008	4.10 to 1.00
FQ3 2008	4.10 to 1.00
FQ4 2008	4.10 to 1.00
FQ1 2009	3.60 to 1.00
FQ2 2009	3.60 to 1.00
FQ3 2009	3.60 to 1.00
FQ4 2009	3.60 to 1.00
FQ1 2010	3.05 to 1.00
FQ2 2010	3.05 to 1.00
FQ3 2010	3.05 to 1.00
FQ4 2010	3.05 to 1.00
FQ1 2011	2.75 to 1.00
FQ2 2011	2.75 to 1.00
FQ3 2011	2.75 to 1.00
FQ4 2011	2.75 to 1.00
FQ1 2012	2.75 to 1.00
FQ2 2012	2.75 to L00
FQ3 2012	2.75 to 1.00
FQ4 2012	2.75 to 1.00

Maximum Permitted:

Each Fiscal Quarter Ending	Maximum Ratio
Closing Date through March 31, 2007 (excluding the fiscal quarter ending September 30, 2006)	4.80 to 1.00
April 1, 2007 through December 31, 2007	4.60 to 1.00
January 1, 2008 through December 31, 2008	4.10 to 1.00
January 1, 2009 through December 31, 2009	3.60 to 1.00
January 1, 2010 through December 31, 2010	3.05 to 1.00
January 1, 2011 and thereafter	2.75 to 1.00

Part III
CONSOLIDATED FIXED CHARGE COVERAGE RATIO
As of                            , 20
Computation Date

A.	Consolidated EBITDA for the Computation Period:

	(1)	Consolidated EBITDA for the Computation Period (the amount set forth in Item B(5) of Part I of Compliance Certificate)	$

	(2)	Consolidated Rental Expense for the Computation Period	$

	(3)	Consolidated EBITDAR (Item A(1) plus A(2))	$

B.	Consolidated Maintenance Capital Expenditures for Computation Period		$

C.	Consolidated Fixed Charges for Computation Period:

	(1)	Consolidated Income Cash Taxes for such period	$

	(2)	Consolidated Cash Interest Expense for such period	$

	(3)	Consolidated Rental Expense for such period	$

	(4)	Consolidated Scheduled Debt Payments for such period	$

	(5)	Management Fees payable during such period	$

	(6)	Consolidated Fixed Charges (sum of Items C(1) through C(5))	$

D.	Consolidated Fixed Charge Coverage Ratio:

		The ratio of (i) Item A minus Item B to (ii) Item C(6)	: 1.00
Complete the following table for the current period and all prior periods:

Fiscal Quarter ending:	Maximum Permitted Ratio	Actual Ratio
FQ4 2006	1.00 to 1.00
FQ1 2007	1.00 to 1.00
FQ2 2007	1.10 to 1.00
FQ3 2007	1.20 to 1.00

Fiscal Quarter ending:	Maximum Permitted Ratio	Actual Ratio
FQ4 2007	1.20 to 1.00
FQ1 2008	1.20 to 1.00
FQ2 2008	1.20 to 1.00
FQ3 2008	1.20 to 1.00
FQ4 2008	1.20 to 1.00
FQ1 2009	1.30 to 1.00
FQ2 2009	1.30 to 1.00
FQ3 2009	1.30 to 1.00
FQ4 2009	1.30 to 1.00
FQ1 2010	1.30 to 1.00
FQ2 2010	1.30 to 1.00
FQ3 2010	1.30 to 1.00
FQ4 2010	1.30 to 1.00
FQ1 2011	1.30 to 1.00
FQ2 2011	1.30 to 1.00
FQ3 2011	1.30 to 1.00
FQ4 2011	1.30 to 1.00
FQ1 2012	1.30 to 1.00
FQ2 2012	1.30 to 1.00
FQ3 2012	1.30 to 1.00
FQ4 2012	1.30 to 1.00
Maximum Permitted:

Each Fiscal Quarter Ending	Minimum Ratio
Closing Date through March 31, 2007 (excluding the fiscal quarter ending September 30, 2006)	1.00 to 1.00
April 1, 2007 through September 30, 2007	1.10 to 1.00
October 1, 2007 through December 31, 2008	1.20 to 1.00
January 1, 2009 and thereafter	1.30 to 1.00

Part IV
CONSOLIDATED CAPITAL EXPENDITURES
As of                , 20
Computation Date

A.	Consolidated Capital Expenditures made during fiscal year to date:	$

B.	Carry-forward amount from immediately preceding fiscal year (to the extent permitted to be carried forward pursuant to Section 5.9(d) of the Credit Agreement):	$

C.	Maximum Permitted for current fiscal year:

	$ (insert applicable amount from chart below) plus Item B	$
Complete the following table for the current period and all prior periods:

Fiscal Quarter ending:	Maximum Permitted Ratio	Actual Ratio
Fiscal Year 2006	$24,200,000
Fiscal Year 2007	$22,300,000
Fiscal Year 2008	$22,300,000
Fiscal Year 2009	$22,900,000
Fiscal Year 2010	$23,500,000
Fiscal Year 2011	$23,600,000
Fiscal Year 2012	$23,600,000

D.	Excess (deficient) for covenant compliance (Item C plus Item B minus Item A)	$

Fiscal Year:	Amount
Fiscal Year 2006	$24,200,000
Fiscal Year 2007	$22,300,000
Fiscal Year 2008	$22,300,000
Fiscal Year 2009	$22,900,000
Fiscal Year 2010	$23,500,000
Fiscal Year 2011 and thereafter	$23,600,000
E.	Incurrence Ratio as of the Computation Date: Consolidated Total Leverage Ratio at Computation Date (the ratio set forth in Item C of Part I of Compliance Certificate) minus 0.125 : 1.00

Schedule 5.10
[FORM OF]
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of                                         ,                     , is by and between                                         , a                                          (the “Subsidiary Guarantor”), Bravo Development, Inc., an Ohio corporation (the “Borrower”), Bravo Development Holdings, LLC, a Delaware limited liability company (“Holdings”), the Domestic Subsidiaries of the Borrower from time to time parties thereto (together with Holdings, collectively the “Guarantors”), the purchasers from time to time parties thereto, and Golub Capital Incorporated, as administrative agent for the Purchasers (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Note Purchase Agreement.
     The Subsidiary Guarantor is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.10 of the Note Purchase Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.
     Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:
     1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under Article X of the Note Purchase Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Note Purchase Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms; provisions and conditions contained in the applicable Note Purchase Documents, including without limitation (a) all of the representations and warranties set forth in Article III of the Note Purchase Agreement and (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Note Purchase Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Credit Party Obligations in accordance with Article X of the Note Purchase Agreement.
     2. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. The information on the schedules to the Security Agreement is hereby supplemented to reflection the information shown on the attached Schedule A.

     3. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Pledge Agreement, and shall have all the rights and obligations of an “Pledgor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. The information on the schedules to the Pledge Agreement is hereby supplemented to reflection the information shown on the attached Schedule B.
     4. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Note Purchase Agreement and the schedules and exhibits thereto. The information on the schedules to the Note Purchase Agreement is hereby supplemented to reflect the information shown on the attached Schedule C.
     5. The Borrower confirms that the Note Purchase Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Note Purchase Agreement, shall include all obligations of the Subsidiary Guarantor under the Note Purchase Agreement and under each other Note Purchase Document.
     6. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
     7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would call for the application of the laws of any other jurisdiction.

     IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Joinder Agreement to be duly executed .by its authorized officer, and the Administrative Agent, for the benefit of the Purchasers, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY GUARANTOR]
By:
Name:
Title:

BRAVO DEVELOPMENT, INC., an Ohio corporation
By:
Name:
Title:

Acknowledged, accepted and agreed:

GOLUB CAPITAL INCORPORATED, as Administrative Agent
By:
	Name:	Gregory W. Cashman
	Title:	Vice President

SCHEDULE A
to
Joinder Agreement
Schedules to Security Agreement
SCHEDULE B
to
Joinder Agreement
Schedules to Pledge Agreement
SCHEDULE C
to
Joinder Agreement
Schedules to Note Purchase Agreement

Schedule 6.1(b)
Existing Indebtedness

Debt Arrangement	Balance as of June 13, 2006
Mortgage Debt with the Huntington National Bank (“Crosswoods”)	$516,260.35

Mortgage Debt with the Huntington National Bank (“Hayden/Bethel Road”)	$68,112.16

Mortgage Debt with the Huntington National Bank (“McKnight/Pittsburgh”)	$557,621.77

Mortgage Debt with the Huntington National Bank (“Indianapolis/Castleton”)	$139,683.40

U.S. Small Business Administration Loan (“Indianapolis/ Castleton”)*	$270,891.57

*	This Indebtedness will be repaid in full, and all liens with respect thereto shall be released pursuant to Section 5.21 of this Note Purchase Agreement.

Schedule 6.12
Existing Sale-Leaseback Transactions
None.

Schedule 9.6(c)
[FORM OF]
TRANSFER SUPPLEMENT
     Reference is hereby made to the. Note Purchase Agreement, dated as of June 26, 2006 (as amended, restated or otherwise modified, the “Note Purchase Agreement”), Bravo Development, Inc., an Ohio corporation (the “Borrower”), Bravo Development Holdings, LLC, a Delaware limited liability company (“Holdings”), the Domestic Subsidiaries of the Borrower from time to time parties thereto (together with Holdings, collectively the “Guarantors”), the Purchasers from time to time parties thereto, and Golub Capital Incorporated, as administrative agent for the Purchasers (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings provided in the Note Purchase Agreement.
                                              (the “Transferor”) and                                          (the “Transferee”) agree as follows:
     1. For an agreed consideration, the Transferor hereby irrevocably sells and assigns to the Transferee, and the Transferee hereby irrevocably purchases and assumes from the Transferor, as of the Transfer Funding Date (as defined below), (a) all of the Transferor’s rights and obligations under the Note Purchase Agreement with respect to those Notes (or portions thereof) set forth on Schedule 1, and all instruments delivered pursuant thereto to the extent related to the principal amount set forth on Schedule 1 attached hereto of all of such outstanding rights and obligations of the Transferor under the respective Notes set forth on Schedule 1 and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Transferor (in its capacity as a Purchaser) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Transferor and, except as expressly provided in this Transfer Supplement, without representation or warranty by the Transferor.
     2. The Transferor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse. claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver’ this Transfer Supplement and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement or any other Note Purchase Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Purchase Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Note Purchase Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Note Purchase Documents; and (c) attaches any Note(s) held by it evidencing the Assigned Interest and requests that the Administrative Agent exchange the attached Note(s) for a new Note(s) payable to the Transferee, and, if the Assigned Interest does not constitute the entire principal amount of the Note(s) held by the Transferor (or as reflected on the Register), then a new Note(s) payable to the Transferor for the amount so retained by the Transferor.
     3. The Transferee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Transfer Supplement and to consummate the transactions contemplated hereby and to become a Purchaser under the Note Purchase Agreement, (ii) from and after the Effective Date (as defined below), it shall be bound by the provisions of the Note Purchase Documents as a Purchaser thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Purchaser thereunder and (iii) it has received a copy of the Note Purchase Agreement, together with copies of the financial statements referred to in Section 3.1 thereof, the financial statements delivered pursuant to Section 5.1 thereof, if any, aid such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Purchaser; (b) agrees that it will (i) independently and without reliance upon the Transferor, the Administrative Agent or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Purchase Agreement, the other Note Purchase Documents or any other instrument or document furnished pursuant hereto or thereto and (ii) perform in accordance with its terms all the obligations which by the terms of the Note Purchase Documents are required to be performed by it as a Purchaser including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.8 of the Note Purchase Agreement; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Note Purchase Agreement, the other Note Purchase Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.
     4. The effective date of this Transfer Supplement shall be                              ,             (the “Effective Date”). Following the execution of this Transfer Supplement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Note Purchase Agreement, effective as of the Effective Date.
     5. The funding date for this Transfer Supplement shall be                              ,             (the “Transfer Funding Date”). On the Transfer Funding Date, any registration and processing fee shall be due and payable to the Administrative Agent pursuant to Section 9.6 of the Note Purchase Agreement.
     6. Upon such acceptance, recording and payment of applicable registration and processing fees, from and after the Transfer Funding Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Transferee whether such amounts have accrued prior to the Transfer Funding Date or accrue subsequent to the Transfer Funding Date. The Transferor and the Transferee shall make all appropriate adjustments in payments by the Borrower for periods prior to the Transfer Funding Date or, with respect to the making of this assignment, directly between themselves.
     7. From and after the Transfer Funding Date, (a) the Transferee shall be a party to the Note Purchase Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Purchaser thereunder and under the other Note Purchase Documents and shall be bound by the provisions thereof and (b) the Transferor shall, to the extent provided in this Transfer Supplement, relinquish its rights and be released from its obligations under the Note Purchase Agreement, except for accrued obligations prior to the date of this Transfer Suppleinent.
     8. This Transfer supplement shall be governed by and construed in accordance with the laws of the State of New York.
     IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1
TO TRANSFER SUPPLEMENT
EFFECTIVE DATE:                     ,
Name of Transferor:
Name of Transferee:
Transfer Funding Date of Assignment:
Assigned Interest:

Principal Amount of
Notes Assigned
(including all Principal
Increases prior to the
Note Assigned	Effective Date)
$

[NAME OF ELIGIBLE TRANSFEREE]	[NAME OR TRANSFEROR PURCHASER]

By	By

Name:	Name:
Title:	Title:

Accepted (if required):	Consented to (if required):

GOLUB CAPITAL INCORPORATED, as Administrative Agent	BRAVO DEVELOPMENT, INC. as Borrower

By	By

Name: Gregory W. Cashman	Name:
Title: Vice President	Title: